Exhibit 2.7

AGREED FORM

AMENDED AND RESTATED SALE AND PURCHASE AGREEMENT

DATED 22 NOVEMBER 2017

AMENDED AND RESTATED ON 11 JANUARY 2018

LEI EUROPEAN INVESTMENTS B.V.

AND

LAUREATE INTERNATIONAL B.V.

AND

GALILEO GLOBAL EDUCATION LUXCO S.À R.L.

THIS AGREEMENT is dated 22 November 2017, as amended and restated on 11 January 2018, and made

BETWEEN:

(1)                                 LEI EUROPEAN INVESTMENTS B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands (registered at the Dutch commercial register with number 67499201), whose registered office is at Barbara Strozzilaan 201, 1083 HN Amsterdam, the Netherlands (the Seller);

(2)                                 LAUREATE INTERNATIONAL B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands (registered at the Dutch commercial register with number 27122275), whose registered office is at Barbara Strozzilaan 201, 1083 HN Amsterdam, the Netherlands (the Guarantor); and

(3)                                 GALILEO GLOBAL EDUCATION LUXCO S.À R.L. a limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg whose registered office is at 11, avenue de la Gare, L-1611 Luxembourg, Grand Duchy of Luxembourg and registered with the Registre du Commerce et des Sociétés, Luxembourg under number B 149466 (the Purchaser).

BACKGROUND:

(A)                               The Seller owns all the issued and outstanding shares in the capital of European University — Cyprus Ltd (EU-Cyprus) and Laureate Italy S.r.l. (Laureate Italy and, together with EU-Cyprus, the Companies and each a Company), further details of which are set out in Schedule 1.

(B)                               On 22 November 2017, the Seller, the Guarantor and Galileo Global Education Midco S.à r.l. (the Original Purchaser) entered into a sale and purchase agreement (the Original SPA) for the sale and purchase of all the issued and outstanding shares in the capital of each Company (the Transaction) on the terms set out in the Original SPA.

(C)                               Pursuant to a deed of novation and amendment and restatement between the Seller, the Guarantor, the Purchaser and the Original Purchaser (the Novation Deed), the Original Purchaser has novated all of its rights and obligations under the Original SPA, as amended and restated pursuant to the Novation Deed, to the Purchaser.

(D)                               On Completion, the Laureate Italy Shares and the EU-Cyprus Shares shall be transferred directly to, respectively, Instituto Marangoni and GGE Cyprus.

(E)                                The Guarantor is the holding company of the Seller and is willing to guarantee the obligations of the Seller under this agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               In this agreement:

Accounts means the audited statutory financial statements for the year ended on the Accounts Date of each Group Company (other than A.S. Cyprus College Larnaca Limited), a copy of each of which has been disclosed in the Data Room;

Accounts Date means 31 December 2016;

Actual Net Debt means the Net Debt at the Effective Time, as set out in the Completion Statement.  This amount can be a positive or a negative number;

Actual Working Capital means the Working Capital at the Effective Time, as set out in the Completion Statement.  This amount can be a positive or a negative number;

Adjusted Purchase Price has the meaning given in subclause 3.2;

Agreed Form means, in relation to any document, the form of that document which has either been (a) initialled or (b) encrypted on a DVD labelled “Project Harbor — Agreed Form Documents” on the Signing Date, in each case, for the purpose of identification by or on behalf of the Seller and the Purchaser or the Original Purchaser on or prior to the Signing Date or, otherwise, agreed between the parties prior to Completion on customary terms (acting reasonably and in good faith);

Applicable Accounting Standards means Italian GAAP in respect of each Italian Group Company and IFRS in respect of each Cyprus Group Company;

Assignment means an Italian law assignment of the Guarantee from the Seller to Istituto Marangoni to be entered into at Completion by the Seller, Istituto Marangoni and Nuova Accademia, in the Agreed Form;

Associated Person means, in relation to a company, a person (including any director, officer, employee, agent or subsidiary) who performs (or has performed) services for or on behalf of that company;

Bid Amount has the meaning given in subclause 3.1(a);

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in Amsterdam (the Netherlands), Luxembourg (Grand Duchy of Luxembourg), Limassol (Cyprus), Milan (Italy) and London (United Kingdom) for normal business;

Business IT has the meaning given in paragraph 9 of Schedule 4;

Claim means a Warranty Claim or any other claim against the Seller for any breach or alleged breach of this agreement or in respect of any matter arising under or out of this agreement (including a Tax Covenant Claim) or any other Transaction Document;

Company and Companies have the meaning given in Recital (A);

Completion has the meaning given in subclause 7.1;

Completion Date means: (a) 11 January 2018; or (b) such other date as may be agreed in writing between the Purchaser and the Seller;

Completion Statement means the statement of Net Debt and Working Capital to be prepared in accordance with, and in the form set out in, Schedule 8;

Continuing Arrangements means: (a) the intercompany revenue arrangements in Part 1 of Schedule 14; and (b) the intercompany revenue arrangements pursuant to the agreements available in the Data Room and set out in Part 2 of Schedule 14;

Cyprus Group Company means EU-Cyprus and its subsidiaries;

Damages Payment has the meaning given in paragraph 12(a) of Schedule 5;

Data Protection Legislation has the meaning given in paragraph 10 of Schedule 4;

Data Room means the information and the documents in the virtual data rooms operated by Merrill Corporation respectively entitled “Project Laureate - Harbor — Cyprus” and “Project Laureate - Harbor — Italy” each of which is encrypted on a USB stick and the indexes of which are in the Agreed Form;

Disclosed Information has the meaning given in subparagraph 2.1 of Schedule 5;

Disclosure Letter means the letter of the Signing Date from the Seller to the Original Purchaser;

Due Diligence Investigation has the meaning given in subparagraph 1(a) of Schedule 5;

Effective Time means 11:59:59 pm on 31 December 2017;

Encumbrances has the meaning given in subclause 2.2;

Estimated Intra-Group Payables means the Seller’s reasonable estimate of Intra-Group Payables at the Effective Time and as set out in the Indebtedness Schedule;

Estimated Intra-Group Receivables means the Seller’s reasonable estimate of Intra-Group Receivables at the Effective Time and as set out in the Indebtedness Schedule;

Estimated Net Debt means the Seller’s reasonable estimate of Net Debt at the Effective Time and as set out in the Indebtedness Schedule.  This amount can be a positive or negative number;

Estimated Purchase Price has the meaning given in subclause 3.1 and as set out in the Indebtedness Schedule;

Estimated Working Capital means the Seller’s reasonable estimate of Working Capital at the Effective Time and as set out in the Indebtedness Schedule.  This amount can be a positive or negative number;

Estimated Working Capital Adjustment means the amount by which the Estimated Working Capital is greater than the Target Working Capital (in which case it will be added to the Bid Amount for the purposes of subclause 3.1) or by which it is less than the Target Working Capital (in which case it will be deducted from the Bid Amount for the purposes of  subclause 3.1) and as set out in the Indebtedness Schedule;

Estimated Withholding Tax means EUR 934,207.38;

EU-Cyprus has the meaning given in Recital (A);

EU-Cyprus Shares has the meaning given in subclause 2.1(a);

Excess Recovery has the meaning given in paragraph 12(d) of Schedule 5;

Exchange Rate means the closing mid-rate of exchange for the relevant currency published in the London edition of The Financial Times on the Business Day immediately preceding the Relevant Date or, where no such rate of exchange is published, the rate quoted by National Westminster Bank plc at the close of business in London on Completion. For the purposes of this definition, Relevant Date shall mean, save as otherwise provided in this agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, it shall mean: (i) for the purposes of clause 4, the date of the Seller’s notification to the Purchaser pursuant to subclause 4.1; (ii) for the purposes of subclause 3.2 to 3.4, clause 10 and Schedule 8, the Effective Time; and (iii) for the purposes of clause 11 and Schedule 4, the date at which the relevant Seller’s Warranty is expressed to be true and accurate;

Fairly Disclosed means fairly disclosed in sufficient detail to enable a reasonable purchaser to identify the nature and scope of the matter disclosed;

GGE Cyprus means Ridak Trading Limited;

Group means the Companies and each of the other Group Companies, taken as a whole;

Group Companies means the Companies and the Subsidiaries and Group Company means any of them;

Guarantee means an Italian law guarantee from the Seller to Nuova Accademia entered into as part of the Intercompany Loan Cleanup in Italy, in the Agreed Form;

IFRS means International Financial Reporting Standards or International Accounting Standards issued or adopted by the International Accounting Standards Board (or a predecessor body) and interpretations issued by the IFRS Interpretations Committee (or a predecessor body), each as and to the extent from time to time adopted by the European Union in accordance with EC Regulation No. 1606/2002;

Indebtedness Schedule has the meaning given in subclause 4.1;

Independent Accountants means such independent firm of internationally recognised chartered accountants as may be appointed under Schedule 9;

Information Memorandum means the information memorandum, in the Agreed Form, describing the Group Companies and their business;

Information Technology has the meaning given in paragraph 9 of Schedule 4;

Istituto Marangoni means Istituto Marangoni S.r.l.;

Intellectual Property Rights has the meaning given in paragraph 8 of Schedule 4;

Intercompany Loan Cleanup in Italy means the clean-up of intra-group payables and intra-group receivables in accordance with the document titled “Project Harbor — Italy Intercompany Loan Cleanup” dated January 2018 in the Agreed Form;

Intra-Group Payables means any amounts or obligations (other than Trade Debts) payable or owing, as at the Effective Time, by the Group Companies to members of the Seller’s Group together with any VAT on such amounts or obligations;

Intra-Group Receivables means any amounts or obligations (other than Trade Debts) payable or owing, as at the Effective Time, by members of the Seller’s Group to the Group Companies together with any VAT on such amounts or obligations;

Italian GAAP means the generally accepted accounting principles as set forth under the Italian Civil Code and further detailed, interpreted and implemented by the generally accepted accounting principles issued by the “Consiglio Nazionale dei Dottori Commercialisti e degli Esperti Contabili” and as modified by “Organismo Italiano Di Contabilita” as amended, supplemented or reinstated from time to time;

Italian Group Company means Laureate Italy and its subsidiaries;

Italian Loan Offset has the meaning given in paragraph (e) of the definition of Permitted Leakage;

Laureate Italy has the meaning given in Recital (A);

Laureate Italy Shares has the meaning given in subclause 2.1(b);

Leakage means (without double counting):

(a)                                 any dividend or distribution declared, paid or made or agreed to be paid or made by any Group Company (whether by way of interest, redemption, repayment, conversion, distribution, return of capital or otherwise) to the Seller or any member of the Seller’s Group (other than a Group Company);

(b)                                 any payments made or agreed to be made (including any loan repayments) or any assets, rights or benefits transferred or agreed to be transferred by or on behalf of any Group Company to or for the benefit of the Seller or any member of the Seller’s Group (other than a Group Company);

(c)                                  any liabilities assumed, indemnified or incurred (including management or similar fees) or agreed to be assumed, indemnified or incurred (including under any guarantee, indemnity, additional borrowing or other security) by or on behalf of any Group Company to or for the benefit of the Seller or any member of the Seller’s Group (other than a Group Company);

(d)                                 the waiver or agreement to waive by or on behalf of any Group Company of any amount owed to that Group Company by the Seller or any member of the Seller’s Group (other than a Group Company);

(e)                                  any bonus or other payment paid or made or agreed to be paid or made by or on behalf of any Group Company in connection with the sale of the Sale Shares to any employee, director, officer or senior executive, or any educational counsellor (each an Employee) or any person connected (as defined by applicable law) with an Employee;

(f)                                   any fees, costs or expenses paid or incurred by any Group Company in connection with the Transaction (excluding, for the avoidance of doubt, bonus or other payments referred to in paragraph (e) above);

(g)                                  any commitment to do any of the matters referred to in paragraphs (a) to (f) above; and

(h)                                 any Taxation payable by any Group Company (or which would have been payable by a Group Company but for the use of a relief) as a consequence of any of the matters referred to in (a) to (g) above, in each case other than any Permitted Leakage;

Lease has the meaning given in subparagraph 6(c) of Schedule 4;

Leasehold Properties has the meaning given in subparagraph 6(a) of Schedule 4;

Locked Box Period means from (and excluding) the Effective Time until Completion;

Management Accounts means the unaudited management accounts relating to each of the Cyprus Group Companies and the Italian Group Companies in each case for the nine months ended on the Management Accounts Date and prepared in accordance with US GAAP, in the Agreed Form;

Management Accounts Date means 30 September 2017;

Material Agreement has the meaning given in subparagraph 5.1 of Schedule 4;

Merger means the reverse merger of Laureate Italy into Nuova Accademia;

Net Debt means the aggregate net indebtedness of the Group Companies as at the Effective Time (whether or not then presently payable), including interest accrued thereon, being:

(a)                                 the aggregate amount of all Debt being: outstanding indebtedness (other than Trade Debts) owing by the Group Companies to any person and including bank debt and amounts owing under finance leases and capital leases and including the Intra-Group Payables; less

(b)                                 the aggregate amount of all Cash being: cash in hand or at bank and the Intra-Group Receivables,

and including (or excluding, as the case may be) those items required to be included in (or excluded from, as the case may be) Net Debt in accordance with Schedule 8 and excluding any item or amount to the extent that it is taken into account in calculating Working Capital.  This amount can be a positive or negative number;

Nuova Accademia means Nuova Accademia S.r.l.;

Permitted Leakage means:

(a)                                 any payment made or agreed to be made or liability incurred in respect of any matter undertaken by or on behalf of any Group Company provided that it has been confirmed in writing on or after the Signing Date by the Purchaser or the Original

Purchaser that it constitutes a Permitted Leakage (including any Tax payable by any Group Company as a consequence of such);

(b)                                 any payment of Trade Debts made by any Group Company in respect of services provided to the Group Companies by the Seller’s Group on an arm’s length basis in accordance with the provisions of written agreements in force as at the Signing Date, not exceeding EUR 80,000 in aggregate;

(c)                                  any payment made or agreed to be made or liability incurred: (i) in connection with the settlement of the Intra-Group Payables and Intra-Group Receivables in accordance with subclause 7.2(a) and clause 10 (other than in connection with the Intercompany Loan Cleanup in Italy); or (ii) by a Group Company pursuant to the TSA as from the Completion Date; or (iii) by or on behalf of a Group Company pursuant to a Continuing Arrangement as from the Completion Date, and including in each case  any Tax payable by any Group Company as a consequence of such;

(d)                                 the transfer of the entire contractual relationship relating to Loan #371 and Loan #372 (each as defined in the document referred to in the definition of the Intercompany Loan Cleanup in Italy) by Laureate I BV to Education Trademark BV as part of the Intercompany Loan Cleanup in Italy; and

(e)                                  the loan repayment made by Laureate Italy to the Seller’s Group in connection with Loan #371 and Loan #372 by way of offset in satisfaction of a portion of Loan IT001XB (each as defined in the document referred to in the definition of the Intercompany Loan Cleanup in Italy) (the Italian Loan Offset), not exceeding an amount equal to the aggregate amount of Loan #371 and Loan #372 as at the Effective Time (as reflected as part of Actual Net Debt in the Completion Statement) less the Estimated Withholding Tax;

Provider has the meaning given in paragraph 10 of Schedule 5;

Purchase Price means:

(a)                                 until such time as the Completion Statement is agreed or determined in accordance with Schedule 8, the Estimated Purchase Price; and

(b)                                 once the Completion Statement has been agreed or determined in accordance with Schedule 8, the Adjusted Purchase Price,

Purchaser’s Group means the Purchaser and all its subsidiaries, all companies of which the Purchaser is a subsidiary and all subsidiaries of such companies, but excluding (a) prior to Completion, any Group Company and (b) any portfolio company, other than Galileo Global Education Investment S.C.SP. and its subsidiaries, of funds managed by any member of the Sponsor Group;

Recipient has the meaning given in paragraph 10 of Schedule 5;

Reference Accounts means the unaudited management accounts relating to each of the Cyprus Group Companies and the Italian Group Companies in each case for the year ended on 31 December 2016 and prepared in accordance with US GAAP, in the Agreed Form;

Related Party Arrangements means any agreements (whether on written or unwritten terms) between any Group Company and any member of the Seller’s Group, details of which are set out in Schedule 13, and Related Party Arrangement shall mean any one of them;

Replacement Director means, in respect of a Group Company, each person specified in the table in Schedule 7 as being a person to be appointed as a director of that Group Company at Completion;

Resigning Director means, in respect of a Group Company, each person specified in the table in Schedule 7 as being a director of that Group Company that will resign at Completion;

Sale Shares has the meaning given in subclause 2.1;

Seller’s Group means the Seller, all companies of which the Seller is a subsidiary and all subsidiaries of such companies, but excluding each Group Company;

Seller’s Warranties has the meaning given in subclause 11.1;

Senior Employees has the meaning given in subparagraph 11(a)(i) of Schedule 4;

Services Agreements means the agreements, and any other arrangements, for the provision of services, and employment, of the chief executive officer of each of Laureate Germany Holding GmbH and Laureate Italy;

Signing Date means 22 November 2017;

Sponsor Group means: (a) Providence Equity Partners L.L.C. and its affiliates; (b) any funds managed and/or advised by any of their respective advisers or managers or any investor in or director, employee or partner of any of them; and (c) any general partner, limited partner, trustee, nominee, operator, arranger or, manager of, or investment adviser to, any such fund;

Subsidiaries means all the companies mentioned in Parts A and B of Schedule 2 and Subsidiary means any of them;

Surviving Clauses means clauses 1, 15, 17 and 19 to 25 and Surviving Clause means any one of them;

Target Working Capital means minus EUR 14,790,915.00 (being the aggregate of minus EUR 18,268,501 for the Italian Group Companies and plus EUR 3,477,586 for the Cyprus Group Companies);

Tax, Taxes or Taxation means:

(a)                                 any tax or duty, or any levy, impost, charge or withholding of any country or jurisdiction having the character of taxation, wherever chargeable, imposed for support of national, state, federal, cantonal, municipal or local government or any other governmental or regulatory authority, body or instrumentality including but not limited to tax on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added and personal property and social security taxes whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person; and

(b)                                 any penalty, fine, surcharge, interest, charges or additions to taxation payable in relation to any taxation within paragraph (a);

Tax Covenant Claim means a claim under Schedule 6;

Tax Warranties means the Seller’s Warranties contained in paragraph 13 of Schedule 4;

Taxation Authority means any taxing or other authority competent to impose, administer or collect any Taxation;

Third Party Claim has the meaning given in paragraph 9 of Schedule 5;

Third Party Sum has the meaning given in paragraph 12 of Schedule 5;

Title and Capacity Warranties means the Seller’s Warranties contained in subparagraphs 1.1, 1.2, 2.1 to 2.5 (inclusive) and 2.8 of Schedule 4;

Trade Debts means amounts owing or accrued liabilities or obligations in the ordinary course of trading, and including interest accrued and VAT on such amounts, as a result of intra-group trading activity and the provision of goods or services supplied by a Group Company to a member of the Seller’s Group or vice versa, pursuant to the Related Party Arrangements and Continuing Arrangements.  For reference purposes only, the amount of the Trade Debts as at 31 September 2017 is set out in Schedule 11;

Transaction has the meaning given in Recital (B);

Transaction Documents means this agreement, the Disclosure Letter and the TSA;

TSA means the transitional services agreement, substantially similar to the document of that name in the Agreed Form;

US GAAP means the generally accepted accounting principles in the United States of America, including standards and interpretation issued or adopted by the Financial Accounting Standards Board;

VAT means value added tax as provided for in Council Directive 2006/112/EC (or as implemented by a Member State) and any other tax of a similar nature (including sales tax or a tax instead of or in addition to value added tax), whether imposed in the United Kingdom, the Netherlands or elsewhere;

VDD Reports means:

(a)                                 the financial due diligence report titled Project Harbor (Cyprus) produced by Ernst & Young, LLP dated 9 August 2017; and

(b)                                 the financial due diligence report titled Project Harbor (Italy) produced by Ernst & Young, LLP dated 9 August 2017;

Warranty Claim means a claim for breach or alleged breach of the Seller’s Warranties; and

Working Capital means the aggregate working capital of the Group Companies as at the Effective Time, being:

(a)                                 inventories; plus

(b)                                 current accounts receivable, including amounts due from trade debtors, accreditation deposits, prepayments and accrued income and other current accounts receivable (including Trade Debts receivable); less

(c)                                  payables and accruals including trade creditors, deferred revenue and student deposits, social security contributions and other current liabilities (including Trade Debts payable), and including (or excluding, as the case may be) those items required to be included in (or excluded from, as the case may be) Working Capital in accordance with Schedule 8 and excluding any item or amount to the extent that it is taken into account in calculating Net Debt. This amount can be a positive or negative number.

1.2                               In this agreement, unless the contrary intention appears, a reference to a clause, subclause or Schedule is a reference to a clause, subclause or schedule of or to this agreement. The Schedules form part of this agreement.

1.3                               The headings in this agreement do not affect its interpretation.

1.4                               In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)                                 that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

(b)                                 any enactment which that enactment re-enacts (with or without modification); and

(c)                                  any subordinate legislation made (before or after the Signing Date) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b);

except to the extent that any legislation or subordinate legislation made or enacted after the Signing Date would create or increase the liability of the Seller under this agreement.

1.5                               In this agreement:

(a)                                 words denoting persons include bodies corporate and unincorporated associations of persons;

(b)                                 references to an individual or a natural person include his estate and personal representatives;

(c)                                  subject to clause 19, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;

(d)                                 the words including and include shall mean including without limitation and include without limitation, respectively;

(e)                                  any reference to shares or share capital includes, in the case of the Italian Group Companies, a reference to corporate capital; and

(f)                                   any reference to €, EUR or Euro is to the single currency of the participating member states as defined in Council Regulation EC No. 1103/97 of 17th June, 1997 made under Article 235 of the Treaty on European Union.

1.6                               For the purposes of this agreement, a company is a subsidiary of another company, its holding company, if that other company:

(a)                                 holds a majority of the voting rights in it; or

(b)                                 has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any); or

(c)                                  is a shareholder or member of it and controls alone or together with other persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it, or if it is a subsidiary of a company which is itself, directly or indirectly, a subsidiary of that other company.

1.7                               For the purposes of this agreement, a company is a wholly-owned subsidiary of another company if it has no members except that other and that other’s wholly-owned subsidiaries or persons acting on behalf of that other or its wholly-owned subsidiaries.

1.8                               General words used in this agreement shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.                                      SALE AND PURCHASE OF THE SALE SHARES

2.1                               The Seller is the owner of:

(a)                                 all of the 5,000 issued ordinary shares of EUR 1.71 each in the capital of EU-Cyprus representing the entire issued share capital of EU-Cyprus (the EU-Cyprus Shares); and

(b)                                 a quota having a nominal value of EUR 10,000 representing 100% of the corporate capital of Laureate Italy (the Laureate Italy Shares).

On the terms of this agreement the Seller shall sell and the Purchaser shall procure that GGE Cyprus and Istituto Marangoni (in each case for and on behalf of the Purchaser) shall purchase the EU-Cyprus Shares and the Laureate Italy Shares (the Sale Shares) respectively.

2.2                               On Completion, the Sale Shares shall be transferred free and clear from any and all options, rights to acquire (including rights of pre-emption or rights of first refusal), mortgages, charges, pledges, liens, claims, equitable rights, powers of sale, hypothecations, usufructs, retentions of title, or other forms of security or any agreement, arrangement or obligation to create any of the foregoing (together, Encumbrances) and together with all rights attaching to them on or after Completion.

2.3                               The Seller waives all rights of pre-emption which it may have (whether under the relevant Company’s constitutional documents or otherwise) in respect of the transfer to the Purchaser of the Sale Shares or any of them.

3.                                      PURCHASE PRICE AND ADJUSTMENTS FOR NET DEBT AND TARGET WORKING CAPITAL

3.1                               The purchase price for the Sale Shares shall be the aggregate of:

(a)                                 EUR 115,000,000 in connection with the Cyprus Group Companies and EUR 110,000,000 in connection with the Italian Group Companies (the aggregate amount of EUR 225,000,000.00 being the Bid Amount);

(b)                                 less the Estimated Net Debt (if positive) or plus the Estimated Net Debt (if negative, i.e. the Group Companies, as a whole, are in a net Cash position);

(c)                                  plus or minus the Estimated Working Capital Adjustment,

(the Estimated Purchase Price), subject to adjustment as provided in this clause 3.

3.2                               The amount of the Estimated Purchase Price shall be adjusted upon the Completion Statement being agreed or determined in accordance with Schedule 8 as follows (the Estimated Purchase Price, as so adjusted, being the Adjusted Purchase Price):

(a)                                 if the Actual Net Debt exceeds the Estimated Net Debt, it shall be reduced by the amount by which the Actual Net Debt exceeds the Estimated Net Debt;

(b)                                 if the Actual Net Debt is less than the Estimated Net Debt, it shall be increased by the amount by which the Actual Net Debt is less than the Estimated Net Debt;

(c)                                  if the Actual Working Capital is less than the Estimated Working Capital, it shall be reduced by the amount by which the Actual Working Capital is less than the Estimated Working Capital; and

(d)                                 if the Actual Working Capital exceeds the Estimated Working Capital, it shall be increased by the amount by which the Actual Working Capital exceeds the Estimated Working Capital.

3.3                               If:

(a)                                 the Adjusted Purchase Price exceeds the Estimated Purchase Price, the Purchaser shall make a payment to the Seller of a sum equal to that excess; or

(b)                                 the Estimated Purchase Price exceeds the Adjusted Purchase Price, the Seller shall make a payment to the Purchaser of a sum equal to that excess.

3.4                               Any such payment shall be made within five Business Days following the day on which the Completion Statement is agreed or determined in accordance with Schedule 8.

3.5                               If any Leakage during the Locked Box Period is notified pursuant to subclauses 4.3 and/or 6.3 or comes to the attention of the Purchaser on or prior to Completion, subject to the Seller agreeing in writing that Leakage has occurred and agreeing in writing the amount of the particular Leakage, the Estimated Purchase Price shall be reduced by such amount such that the payment of the reduced Estimated Purchase Price shall be an absolute discharge of the Purchaser’s obligation to pay the Estimated Purchase Price to the Seller on Completion.

3.6                               For the purposes of the allocation of the Purchase Price (as between the Italian Group Companies and the Cyprus Group Companies), the parties:

(a)                                 shall use all reasonable endeavours to agree, in good faith, an allocation of:

(i)                                     the Estimated Purchase Price by no later than the Completion Date; and

(ii)                                  the Adjusted Purchase Price at the same time as the Adjusted Purchase Price is agreed or determined in accordance with subclause 3.2 and Schedule 8,

and, to the extent there is any transfer of value from the Italian Group Companies to the Cyprus Group Companies or vice versa during the Locked Box Period, the parties will in good faith take such transfer of value into account in agreeing the allocation of the Purchase Price as between the Cyprus Group Companies and the Italian Group Companies; and

(b)                                 agree and acknowledge that any deduction from the Purchase Price under subclause 3.5 in connection with a Leakage during the Locked Box Period or any other payment or repayment under this agreement by way of adjustment to the Purchase Price (including a repayment of Leakage to the Purchaser under subclause 6.2 or a payment in respect of a Claim under this agreement) that is primarily in connection to a matter relating to the Italian Group Companies or the Cyprus Group Companies shall be deemed to be an adjustment to the portion of the Purchase Price allocated to the Italian Group Companies or the Cyprus Group Companies, as applicable, it being understood that nothing in this subclause 3.6 shall be construed as creating any additional limitation on any party’s rights under this agreement, and in particular pursuant to clauses 6 and 11 of this agreement.

4.                                      NOTIFICATIONS TO DETERMINE PAYMENTS ON COMPLETION

4.1                               Not less than five Business Days prior to the Completion Date, the Seller shall provide the Original Purchaser with a schedule (the Indebtedness Schedule), prepared in good faith and in consultation with the Original Purchaser, setting out:

(a)                                 the amount of the Estimated Purchase Price due to the Seller;

(b)                                 the Estimated Net Debt;

(c)                                  the Estimated Intra-Group Payables;

(d)                                 the Estimated Intra-Group Receivables;

(e)                                  the Estimated Working Capital; and

(f)                                   the Estimated Working Capital Adjustment,

and including, for the purposes of subclause 3.6, in each case, the allocation of such amount to the Cyprus Group Companies and the Italian Group Companies.

4.2                               If Completion is deferred beyond the intended Completion Date in accordance with the terms of this agreement and an Indebtedness Schedule has been delivered by the Seller to the Original Purchaser prior to such deferral occurring, the Seller may deliver a revised Indebtedness Schedule to the Purchaser in accordance with subclause 4.1 and the Indebtedness Schedule previously submitted shall cease to apply for all purposes.

4.3                               Five Business Days prior to Completion, the Seller shall notify the Original Purchaser of the amount of any known Leakage (if any), specifying, for the purposes of subclause 3.6, whether such Leakage is attributable to the Cyprus Group Companies or the Italian Group Companies.

5.                                      PRE-COMPLETION

5.1                               The Seller undertakes to procure that between the Signing Date and Completion each Group Company shall carry on its business as a going concern and in the ordinary and usual course as carried on in the 12 months prior to the Signing Date, save insofar as agreed in writing by the Original Purchaser or the Purchaser and subject to subclauses 5.2 and 5.3.

5.2                               Without prejudice to the generality of subclause 5.1 and subject to subclause 5.3, the Seller undertakes to procure that, between the Signing Date and Completion:

(a)                                 each Group Company shall manage its working capital in the ordinary course of business consistent with the Group’s standard practices in the 12 month period prior to the Signing Date;

(b)                                 each Group Company shall maintain in place all insurance policies that such Group Company maintains as at the Signing Date, in all material respects on the same terms and with a similar level of cover to that prevailing at the Signing Date; and

(c)                                  no Group Company shall undertake any of the actions set out in Schedule 10 without the prior written consent of the Original Purchaser or the Purchaser, such consent not to be unreasonably withheld or delayed.

5.3                               Subclauses 5.1 and 5.2 shall not operate so as to prevent or restrict:

(a)                                 any matter reasonably undertaken by any Group Company in an emergency or disaster situation with the intention of, and to the extent only of those matters required with a view to, minimising any adverse effect of such situation in relation to the Group; or

(b)                                 any action required to be undertaken, or not undertaken, to comply with applicable legal or regulatory requirements; or

(c)                                  any matter expressly permitted by this agreement or required to give effect to and comply with this agreement; or

(d)                                 any matter undertaken to give effect to the Intercompany Loan Cleanup in Italy prior to the Completion Date; or

(e)                                  any matter undertaken at the written request or with the written consent of the Original Purchaser or the Purchaser,

provided, in the case of paragraphs (a) to (c), that the Seller shall (i) notify the Purchaser as soon as reasonably practicable of any action taken or proposed to be taken as described in this subclause 5.3, (ii) provide to the Purchaser all such information as the Purchaser may reasonably request subject to applicable antitrust laws and (iii) use reasonable endeavours to consult with the Purchaser in respect of any such action.

5.4                               The Seller undertakes to notify in writing the Purchaser as soon as reasonably practicable if it becomes aware prior to Completion: (a) that any of the Seller’s Warranties was untrue or inaccurate in any material respect as of the Signing Date; and/or (b) of any fact, matter or circumstance which constitutes a material breach of the undertakings contained in subclauses 5.1 and 5.2.

5.5                               The Seller undertakes to procure that, other than:

(a)                                 as permitted by or required to give effect to the Intercompany Loan Cleanup in Italy (including the consideration that will be owing by Laureate Italy to Nuova Academia as a result of Nuova Academia taking over the contractual relationship relating to Loan IT001XB (as defined in the document referred to in the definition of the Intercompany Loan Cleanup in Italy); or

(b)                                 in relation to Trade Debts or the Continuing Arrangements,

in the period from the Signing Date to Completion: (i) Laureate Italy shall not owe any debt to any member of the Seller’s Group or any Group Company other than Loan #371 and Loan #372 (each as defined in the document referred to in the definition of the Intercompany Loan Cleanup in Italy); and (ii) Nuova Academia shall not hold any receivable from any member of the Seller’s Group or any Group Company other than Loan IT001XB (as defined in the document referred to in the definition of the Intercompany Loan Cleanup in Italy).  The Purchaser undertakes to use commercially reasonable endeavours to procure completion of the Merger without undue delay following Completion.

5.6                               The liability of the Seller under subclause 5.5 shall terminate on the date on which the Merger is completed, except in respect of any Claim under subclause 5.5 of which notice is given to the Seller, specifying the relevant facts (including, to the extent reasonably practicable, the Purchaser’s estimate, on a without prejudice basis, of the amount of such Claim) prior to the date on which the Merger is completed. The liability of the Seller in respect of any such Claim shall in any event terminate if proceedings in respect of it have not been commenced within twelve months after the giving of notice of that Claim.

5.7                               The Seller covenants to pay to the Purchaser, to the extent possible by way of repayment of the Purchase Price for the Sale Shares (but not so as to limit the amount payable where not wholly possible), an amount equal to any and all costs and losses of a Group Company (other than Taxes, which shall be dealt with pursuant to Schedule 6) which may arise as a result of any matter undertaken to give effect to the Intercompany Loan Cleanup in Italy: (a) not being performed in accordance with all applicable laws and regulations; and/or (b) not being completed before the Effective Time.

5.8                               The Seller shall procure that the Services Agreements shall be terminated with effect from the Completion Date and the Seller covenants to pay to the Purchaser, to the extent possible by way of repayment of the Purchase Price for the Sale Shares (but not so as to limit the amount payable where not wholly possible), an amount equal to any and all costs and losses of a Group Company which may arise as a result of the abovementioned termination and/or as a result of the Services Agreements not being terminated with effect from the Completion Date (including any salary, benefits and severance payments (including Tax thereon)).  Subject to the Purchaser being reimbursed (on a monthly basis) and kept indemnified by the Seller in accordance with the foregoing, in relation to the Services Agreement for the chief executive officer of Laureate Germany Holding GmbH the effective termination date of such person shall be postponed by six months from the Completion Date and the Purchaser shall procure that:

(a)                                 unless otherwise requested to do so by the Seller in writing, no Group Company will terminate such Services Agreement before the expiry of the period requested by the Seller; and

(b)                                 such chief executive officer will not provide any services to a Group Company, it being acknowledged and agreed that the intention is that he will provide services exclusively to the Seller’s Group.

5.9                               On or prior to Completion, the Seller shall procure that EU-Cyprus: (a) validly resigns from the board of directors of Laureate SOMED Education Holding SA (Laureate SOMED); and (b) transfers any share capital held in Laureate SOMED to the Seller’s Group, in each case at no cost to a Group Company and with no residual liability for the Group Companies.

5.10                        Prior to Completion, the Seller shall use commercially reasonable endeavours to obtain the change of control consent, in connection with the Transaction, of:

(a)                                 the Cyprus Energy Regulatory Authority under the terms of a permit exemption granted to EU-Cyprus; and

(b)                                 Training Qualifications UK Ltd, under the terms of a recognised centre agreement between Training Qualifications UK Ltd. and EU-Cyprus.

5.11                        Prior to Completion and subject to applicable anti-trust laws, the Seller shall, and shall procure that the Group Companies shall, allow the Purchaser and its agents, upon reasonable notice:

(a)                                 access to, and to take copies of, the books, records and documents of or relating in whole or in part to the Group;

(b)                                 reasonable access to the directors and employees of the Group (who shall be instructed to give all such information, assistance and explanations as the Purchaser or any person acting on the Purchaser’s behalf may reasonably request); and

(c)                                  reasonable access to the auditors of the Group involved in preparing the Group Companies’ accounts (who shall be instructed to give all such information, assistance and explanations as the Purchaser or any person acting on the Purchaser’s behalf may reasonably request), in each case, to the extent reasonably required to facilitate (i) the integration of the Group into the Purchaser’s Group (including, without limitation, in connection to audits of the Group

Companies), (ii) the understanding by the Purchaser of the audit scope and activities carried out as part of any audit of the Group Companies, (iii) the raising of new indebtedness for the Purchaser’s Group or the Group or the syndication or marketing of indebtedness or equity and (iv) any roll out of a management incentive plan to take effect from Completion, provided that the above shall not give the Purchaser or its agents any right to give instructions or otherwise interfere with the management and conduct of any Group Company.

5.12                        Prior to Completion, the Seller shall, and shall procure that the Group Companies and/or the relevant members of the Seller’s Group shall, to the extent legally permitted, provide promptly to the Purchaser all reasonably necessary information and assistance reasonably requested in writing by the Purchaser and/or the relevant members of the Purchaser’s Group in order for the Group Companies to implement the merger of Laureate Italy and Istituto Marangoni as soon as reasonably practicable following Completion.

5.13                        Where, after Completion, the business of Laureate Italy is transferred by way of merger, demerger, absorption or other similar mechanism to Istituto Marangoni, and by operation of law a liability or asset that would otherwise have been a liability or asset of Laureate Italy becomes a liability or asset of Istituto Marangoni, Laureate Italy and Istituto Marangoni shall be treated for the purposes of this agreement as the same company (being a Group Company) in relation to any such liability or asset as is referable to Laureate Italy’s business, provided that if a transfer is made which falls within the scope of this subclause 5.13, the liability of the Seller to the Purchaser under this agreement shall be no greater than such liability would have been if the transfer had not occurred.

5.14                        The Seller shall procure that the draft lease agreement between Nuova Academia S.r.l. (as tenant) and IDeA Fimit SGR S.p.A. (as landlord) concerning the ground-to-roof level real estate located in Rome, Via C. Segre no. 4/6 and provided in the Data Room is not executed on or prior to Completion without the prior written consent of the Purchaser.

5.15                        Prior to Completion, the Seller shall procure that ownership of the “Domus Academy” trademark in the United States of America is validly transferred to an Italian Group Company and shall provide reasonable evidence of such transfer of ownership to the Purchaser.  The Seller shall use commercially reasonable endeavours (if necessary, after Completion) to ensure that the transfer of ownership of the “Domus Academy” trademark in the United States of America to the applicable Italian Group Company is registered by the relevant trademark authority in the United States of America as soon as reasonably practicable after the transfer of the ownership.

5.16                        The Seller has disclosed to the Original Purchaser and the Purchaser the possibility that one or more of the Companies or the Subsidiaries may enter into a public-private partnership transaction (the PPP Matter).  The parties agree to negotiate in good faith during the period prior to the Effective Time to seek to finalize mutually satisfactory terms and conditions for the PPP Matter.

6.                                      LEAKAGE

6.1                               The Seller undertakes to procure that there will be no Leakage during the Locked Box Period, provided that the Seller shall have no liability under this clause 6 if Completion does not occur.

6.2                               In the event of any Leakage during the Locked Box Period which has not been deducted from the Purchase Price under subclause 3.5, the Seller shall on demand by the Purchaser pay to the Purchaser by way of adjustment to the Purchase Price an amount in cash equal to such Leakage.  Notwithstanding any other provision of this Agreement (and in particular any provision of Schedule 5), Schedule 5 shall not apply to this clause 6.

6.3                               Without prejudice to clause 4, the Seller shall notify the Purchaser as soon as practicable upon becoming aware that any Leakage has occurred or is likely to occur during the Locked Box Period.

6.4                               The Seller shall not be liable to make a payment under subclause 6.2 in respect of any Leakage unless the Purchaser has made a written demand of the Seller under subclause 6.2, identifying the transaction or payment that comprises the Leakage and the amount of such Leakage, within six months after the Completion Date. The liability of the Seller in respect of a demand for a Leakage payment under subclause 6.2 shall in any event terminate if proceedings in respect of such Leakage payment have not been commenced within six months following the making of such demand (unless such claim has previously been settled or withdrawn).

6.5                               A claim against the Seller in accordance with subclause 6.2 shall be the sole remedy of the Purchaser in respect of any breach by the Seller of the undertaking in subclause 6.1.

6.6                               The aggregate liability of the Seller in respect of this clause 6 shall not exceed an amount equal to the Leakages and, in any event, shall not exceed the amount of the Purchase Price.

7.                                      COMPLETION

7.1                               Completion of the sale and purchase of the Sale Shares in accordance with this agreement (the Completion) shall take place at the offices of Allen & Overy LLP (in London, England), Kaimakliotis LLC (in Larnaca, Cyprus) and Linklaters LLP (in Milan, Italy) on the Completion Date.

7.2                               On Completion the Purchaser shall do or procure the performance of the following actions:

(a)                                 pay or procure payment of the Estimated Purchase Price and the Estimated Intra-Group Payables (the payment of the Estimated Intra-Group Payables to be made as contemplated in subclause 10.1) to the Seller;

(b)                                 deliver or make available to the Seller an instrument of transfer in the Agreed Form in respect of the EU-Cyprus Shares duly executed by GGE Cyprus; and

(c)                                  procure the delivery to the Seller of the Assignment duly executed by Istituto Marangoni.

7.3                               On or before Completion the Seller shall do or procure the performance of the following actions:

(a)                                 pay or procure payment of the Estimated Intra-Group Receivables to the Purchaser as contemplated in subclause 10.3;

(b)                                 deliver or make available the corporate books and records, duly written up-to-date, including the shareholders’ register in respect of the Group Companies, and all other books and records, all to the extent required to be kept by each Group Company under the law of its jurisdiction of incorporation;

(c)                                  procure the delivery to the Purchaser of the TSA duly executed on behalf of the Seller, EU-Cyprus and Laureate Italy;

(d)                                 procure the delivery to the Purchaser of original resignation letters, in the Agreed Form and effective on or before Completion, for each Resigning Director of each Group Company;

Cyprus Group Companies

(e)                                  deliver or make available to the Purchaser:

(i)                                     an instrument of transfer in the Agreed Form in respect of the EU-Cyprus Shares duly executed by the Seller (as registered holder) in favour of GGE Cyprus accompanied by the corresponding share certificate in the name of the Seller, such certificate being duly cancelled (or an express indemnity in the Agreed Form, in the case of any missing certificate);

(ii)                                  a share certificate in the name of GGE Cyprus in the Agreed Form in respect of the EU-Cyprus Shares; and

(iii)                               a print-out of the original register of members of EU-Cyprus in the Agreed Form updated to record the registration therein, as at Completion, of: (x) the transfer of the EU-Cyprus Shares from the Seller to GGE Cyprus; and (y) GGE Cyprus as the registered holder of the EU-Cyprus Shares free from any Encumbrances, and which print-out shall be duly certified by the secretary of EU-Cyprus;

(iv)                              an original or certified copy of the minutes of a meeting (or a written resolution) of the board of directors of each Cyprus Group Company, in the Agreed Form, at which it has been resolved to:

(A)                               accept the resignation of each Resigning Director of that Cyprus Group Company;

(B)                               appoint as a director of that Cyprus Group Company, in each case subject to such person having consented to act, each Replacement Director of that Cyprus Group Company;

(C)                               revoke any existing powers of attorney issued by that Cyprus Group Company with respect to bank accounts, including the powers of attorney issued on 5 May 2017 by each of: (i) EU — Cyprus; (ii) A.S. Cyprus College (Larnaca) Ltd, (iii) EUC Health Services Limited; (iv) ERMIS Research & Incubator Center (ERIC) Ltd.; and (v) E.U.C. Research Centre Ltd;

(D)                               instruct the register of directors of that Cyprus Group Company to be updated to reflect the changes with respect to the resignation of each Resigning Director of that Cyprus Group Company and the appointment of each Replacement Director of that Cyprus Group Company; and

(E)                                instruct the secretary of that Cyprus Group Company to make the necessary filings and registrations with the Cyprus Registrar of

Companies with respect to the resignation of each Resigning Director of that Cyprus Group Company and the appointment of each Replacement Director of that Cyprus Group Company;

(v)                                 procure the delivery to the Purchaser of original or certified true copy of the secretary’s certificate of each Cyprus Group Company, in the Agreed Form, dated at the date of Completion, certifying, inter alia, that the details set out under the name of that Cyprus Group Company in Schedule 1 or Schedule 2, as applicable, are true and accurate and that no resolutions have been passed by that Cyprus Group Company for its winding up;

(f)                                   cause the shareholder(s) of each Cyprus Group Company (other than ERMIS Research & Incubator Center (Eric) Limited) to adopt a resolution, in the Agreed Form, to release each Resigning Director of that Cyprus Group Company from any liability based on such persons’ actions in the role as director and waiving any claim based thereon;

(g)                                  procure the delivery to the Purchaser of an original or certified copy of the resolutions contemplated by subclause 7.3(f);

Italian Group Companies

(h)                                 use their reasonable endeavours to cause the members of the supervisory body appointed according to D. Lgs. 231/2001 of the Italian Group Companies to submit resignation letters, in the Agreed Form, effective on Completion;

(i)                                     cause a board of directors’ meeting of each of the Italian Group Companies to be held to (i) make confirmations as to its financial situation on the Completion Date (including with respect to the absence of undisclosed or contingent liabilities, and that it is not engaged in any pending or threatened litigation (including pertaining to Tax)) and (ii) approve the merger plan relating to the Merger, with the minutes of each meeting being in the Agreed Form;

(j)                                    procure that prior to the board of directors meetings of the Italian Group Companies referred to under subclause 7.3(i) above, each of the Seller, as sole shareholder of Laureate Italy, and Laureate Italy, as sole shareholder of Nuova Accademia, waive and renounce the preparation and filing for the purposes of the Merger of the interim financial statements (situazione patrimoniale) pursuant to art. 2501-quater of the Italian Civil Code;

(k)                                 cause each Italian Group Company to hold a shareholders’ meeting, the minutes of which shall be in the Agreed Form, at which the shareholders of that Italian Group Company shall resolve to:

(i)                                     accept the resignations of each Resigning Director of that Italian Group Company in each case releasing them from any liability based on their actions in such roles and waiving any claim based thereon, excluding any conduct carried out with fraud (dolo) or gross negligence (colpa grave); and

(ii)                                  appoint as a director of that Italian Group Company, in each case subject to such person having consented to act, each Replacement Director of that Italian Group Company;

(l)                                     procure the delivery to the Purchaser (or the representative of the Purchaser who attends the execution of the Italian Deed of Transfer (as defined below) of an original or certified copy of the minutes or resolutions contemplated by subclause 7.3(k), including through delivery of the corporate books and records pursuant to subclause 7.3(b);

(m)                             procure the delivery to Nuova Accademia of an opinion from DLA Piper Studio Legale Tributario Associato, confirming that the Intercompany Loan Cleanup in Italy does not raise any issues relating to financial assistance pursuant to applicable law, in the Agreed Form;

(n)                                 procure the delivery to the Purchaser of evidence reasonably satisfactory to the Purchaser that the Intercompany Loan Cleanup in Italy has been completed prior to Completion in accordance with the document referred to in the definition of  the Intercompany Loan Cleanup in Italy, including copies of the documentation settling the relevant loans, copies of bank statements of the Italian Group Companies showing that funds have been transferred in accordance with such documentation and a copy of the Guarantee duly executed on behalf of the Seller; and

(o)                                 procure the delivery to the Purchaser of the Assignment duly executed by the Seller and Nuova Accademia.

7.4                               On Completion, immediately after the actions referred to under subclauses 7.2 and 7.3 above have been performed, the Seller shall and the Purchaser shall procure that Istituto Marangoni shall execute, before an Italian public Notary chosen by the Purchaser and notified in writing by the Original Purchaser or the Purchaser to the Seller at least five Business Days prior to Completion, only for purposes of article 2470 of the Italian Civil Code, the deed of transfer of the Laureate Italy Shares (the Italian Deed of Transfer), which shall be in the Agreed Form, it being agreed and understood that the execution the Italian Deed of Transfer shall not cause or imply any novation or modification of this agreement, which will remain in full force and effect, and thus supersedes the Italian Deed of Transfer after such execution.

7.5                               No party shall be obliged to complete the sale and purchase of the Sale Shares unless all of the obligations of the respective parties which are to be performed on Completion are performed on the same date and in accordance with the terms of this agreement. The Purchaser (in the case of a default by the Seller) or the Seller (in the case of a default by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Purchaser or the Seller, as the case may be:

(a)                                 to fix a new date for Completion (being not more than ten Business Days after the initial Completion Date) (and the provisions of this clause 7 shall apply to Completion as so deferred) provided that such deferral can only occur once); or

(b)                                 to effect Completion, as far as practicable, having regard to the defaults which have occurred.

7.6                               Subject to Completion having first been deferred for a period of up to ten Business Days under subclause 7.5(a) and the parties having used reasonable endeavours to effect Completion during that period, the Purchaser (in the case of a default by the Seller) or the Seller (in the case of a default by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Purchaser or the Seller, as the case may be, to terminate this agreement (other than the Surviving Clauses).  If for any reason Completion does not occur any action taken shall be deemed not to have occurred and the parties shall take all action necessary to restore them to their respective positions prior to such actions being taken.

8.                                      POST-COMPLETION COVENANTS

8.1                               As soon as reasonably practicable (and, in any event, within 60 days) after Completion, the Purchaser shall use all reasonable endeavours to procure that the name of any Group Company whose name includes the word “Laureate” (whether in English or translated in to any other language) is changed so that it no longer contains the word “Laureate” and shall provide evidence to the Seller that Laureate Italy has so changed its name.

8.2                               As soon as reasonably practicable (and, in any event, within 180 days) after Completion, the Purchaser shall procure that no Group Company:

(a)                                 uses or displays (including on or in its business stationery, documents, signs, promotional materials or website) any name, mark or logo which is the same as or similar to, or is likely to be confused or associated with, any name, mark or logo of a member of the Seller’s Group; or

(b)                                 otherwise represents that the Seller or any other member of the Seller’s Group retains any connection with the Group Companies.

8.3                               The Seller shall, and shall procure that any relevant member of the Seller’s Group shall, no later than the date falling three months immediately following the Completion Date, have submitted an application to withdraw European Union trade mark registration no. 016445942 “ue Ευρωπαϊκό Πανεπιστήμιο Κύπρου”.

8.4                               The Seller shall not, and shall procure that no member of the Seller’s Group shall, take any steps to prevent any member of the Purchaser’s Group’s use, or registration as a trade mark, of the name: (a) “European University Cyprus”; or (b) other than in relation to Spain, Portugal and Germany, “European University”, in each case, in any language, by itself or in combination with other word or words or devices (provided that any device shall not be confusingly similar to the “UE” device that forms the logo element of European Union trade mark registration no. 016445942 “ue Ευρωπαϊκό Πανεπιστήμιο Κύπρου” or any other registered mark).

8.5                               The Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, take any steps to prevent any member of the Seller’s Group’s use, or registration as a trade mark, of the name: (a) “University of Europe”; or (b) other than in relation to Cyprus, “European University”, in each case, in any language, by itself or in combination with other word or words or devices (provided that any device shall not be confusingly similar to any device adopted by the Purchaser in connection with the name “European University”).

8.6                               With effect from Completion, the Purchaser undertakes:

(a)                                 to procure, insofar as it is lawfully able, that each Italian Group Company shall not, directly or indirectly, assert any claim or demand, or commence, institute or cause to be commenced, any proceeding of any kind against any of the Italian Group Companies’ directors, statutory auditors, auditors and/or members of the supervisory body appointed according to D. Lgs. 231/2001 that have resigned effective as of Completion (the Resigning Officers), with respect to facts or events that occurred on or before Completion, except in the case of fraud (dolo) or gross negligence (colpa grave);

(b)                                 not to directly bring any action against any of the Resigning Officers pursuant to, inter alia and if applicable, article 2476 and 2407 of the Italian Civil Code, except in the case of fraud (dolo) or gross negligence (colpa grave);

(c)                                  to indemnify each Resigning Officer against any loss incurred by such Resigning Officer as a direct consequence of a breach of any of the obligations under paragraphs(a) or (b) above; and

(d)                                 not to take any action or make any declaration vis-à-vis any governmental entity or corporate body of any Group Company, including, for the avoidance of doubt, the board of statutory auditors (or any individual member of such corporate body), aimed at ascertaining the liability of any of the Resigning Officers vis-à-vis any Group Company or the Purchaser in relation to facts, events or behaviours that have been carried-out by any of the Resigning Officers in the performance of his/her respective office (excluding any conduct carried-out with fraud or gross negligence) prior to Completion.

8.7                               The provisions of subclause 8.6 may be enforced by each Resigning Officer against the Purchaser under the Contracts (Rights of Third Parties) Act 1999.  The provisions of this subclause and subclause 8.6 may be varied or terminated by agreement between the Seller and the Purchaser without the consent of any Resigning Officer.

8.8                               The Seller shall, and shall procure that the relevant members of the Seller’s Group shall, retain for a period of seven years from Completion any books, records and documents to the extent they relate to the Group Companies or the business carried on by the Group Companies at Completion and shall, and shall procure that the relevant members of the Seller’s Group shall, if reasonably requested by the Purchaser, allow the Purchaser or the relevant Group Company reasonable access to such books, records and documents, including the right to take copies, at the Purchaser’s expense, (i) for the purposes of complying with any reporting or filing obligations relating to tax, accounting or regulatory matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the Group Companies; and (iii) to enable the Group Companies to comply with their own Tax obligations or facilitate the management or settlement of their own Tax affairs.

8.9                               With effect from Completion, the Seller shall not, and shall procure that neither any member of the Seller’s Group nor any officer or employee of any member of the Seller’s Group shall, withdraw any cash from, or give any instructions to otherwise use any cash in, any of the Italian Group Companies’ bank accounts.

9.                                      NON-COMPETITION AND NON-SOLICITATION

9.1                               In this clause 9:

(a)                                 Key Employee means an employee, director, officer or senior executive, or any educational counsellor (whether self-employed, agency worker, freelancer or otherwise) of a Group Company earning more than EUR 100,000 per annum (taking into account both the fixed salary and bonus on the basis that 100% of the relevant target is achieved);

(b)                                 Restricted Activity means the business of:

(i)                                     any standalone multidisciplinary university operating in Cyprus; or

(ii)                                  any standalone design or fashion school operating in Italy; or

(iii)                               developing bespoke educational offers (including online, distance (or equivalent) courses or hybrid courses) which are competitive with the business of any Group Company as carried on as at the Signing Date and either specifically targeted or specifically marketed at persons residing in one or more of Cyprus, Greece and Italy; and

(c)                                  Restricted Person means any director, officer or senior executive (being an employee with the position of vice president or above) of any member of the Seller’s Group or any other employee of a member of the Seller’s Group with whom the Purchaser or any other member of the Purchaser’s Group has come into contact in connection with the negotiation of the Original SPA or this agreement and the transactions contemplated by this agreement.

9.2                               The Seller covenants with the Purchaser and each Group Company that it shall not and shall procure that no other member of the Seller’s Group, shall, directly or indirectly:

(a)                                 for a period of 24 months after Completion carry on, own, operate, be engaged or be economically interested in any business which carries on a Restricted Activity; or

(b)                                 for a period of 12 months after Completion induce or attempt to induce any person who is at Completion a Key Employee of a Group Company to leave the employment of that Group Company.

9.3                               The Purchaser covenants with the Seller and each other member of the Seller’s Group that it shall not and shall procure that neither any other member of the Purchaser’s Group nor any Group Company shall for a period of 12 months after Completion induce or attempt to induce any Restricted Person to leave the employment of the relevant member of the Seller’s Group.

9.4                               The restrictions in subclause 9.2(a) shall not prevent any member of the Seller’s Group from holding shares or debentures in a listed company that carries on a Restricted Activity, provided such shares or debentures confer not more than 5% of the votes which could normally be cast at a general meeting of that company.

9.5                               The restrictions in subclause 9.2(b) shall not prevent any member of the Seller’s Group from:

(a)                                 publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement; or

(b)                                 hiring any Key Employee whose duties have been terminated by the Group Company who employed such Key Employee at Completion.

9.6                               The restrictions in subclause 9.3 shall not prevent any member of the Purchaser’s Group from:

(a)                                 publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement; or

(b)                                 hiring any Restricted Person whose duties have been terminated by the member of the Seller’s Group who employed such Restricted Person at Completion.

9.7                               Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

9.8                               Subclauses 9.2 and 9.3, respectively, may be enforced by each Group Company against the Seller and by each relevant member of the Seller’s Group against the Purchaser. The provisions of subclauses 9.2 and 9.3 may be varied by agreement between the Seller and the Purchaser (and the Purchaser may also settle in whole or in part any liability in respect of rights or claims contemplated by subclause 9.2 and the Seller may also settle in whole or in part any liability in respect of rights or claims contemplated by subclause 9.3) without the consent of any Group Company or any other member of the Seller’s Group.

9.9                               The Seller agrees that the restrictions of the Seller and Seller’s Group contained in this clause 9 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser’s Group and the Group Companies but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

9.10                        The Purchaser agrees that the restrictions of the Purchaser and Purchaser’s Group contained in this clause 9 are no greater than is reasonable and necessary for the protection of the interests of the Seller’s Group but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

10.                               INTRA-GROUP LOANS, GUARANTEES AND CONTINUING ARRANGEMENTS

10.1                        Upon Completion, the Purchaser shall procure that a payment is made (by or on behalf of the relevant Group Company or Group Companies) to the Seller, on behalf of the relevant member or members of the Seller’s Group for the time being, of a sum equal to the Estimated Intra-Group Payables.

10.2                        The Seller shall procure that the net sum equal to the Estimated Intra-Group Payables, as adjusted in accordance with subclause 10.13, shall be applied in satisfying in full the indebtedness constituting the Intra-Group Payables.

10.3                        Upon Completion, the Seller shall procure that a payment is made (by or on behalf of the relevant member of the Seller’s Group) to the Purchaser (or such person as the Purchaser may otherwise direct), on behalf of the relevant Group Company or Group Companies, of a sum equal to the Estimated Intra-Group Receivables.

10.4                        The Purchaser shall procure that the net sum equal to the Estimated Intra-Group Receivables, as adjusted in accordance with subclause 10.13, shall be applied in satisfying in full the indebtedness constituting the Intra-Group Receivables.

10.5                        Any amounts required to be withheld (or deemed to be withheld) on account of Tax from payment of the Estimated Intra-Group Receivables, the Intra-Group Receivables, the Estimated Intra-Group Payables or the Intra-Group Payables as the case may be, including, for the avoidance of doubt, the Estimated Withholding Tax, shall be so withheld and accounted for to the relevant Taxation Authority.

10.6                        Any payments due to the Seller under subclauses 7.2(a) and/or 10.1 shall be offset against any payments due to the Purchaser under subclauses 7.3(a) and/or 10.3 and the Seller and the Purchaser shall each procure that such arrangements are made between members of the Seller’s Group and the Purchaser’s Group, respectively, as are necessary to ensure, following any adjustment in accordance with subclause 10.13, the discharge of the Intra-Group Payables and the Intra-Group Receivables, in each case as set out in the Completion Statement, and the proper deduction of and accounting for any withholding tax under subclause 10.5.

10.7                        The repayments made pursuant to subclauses 10.1 and 10.3 shall be adjusted in accordance with subclause 10.13 upon the Completion Statement being agreed or determined in accordance with Schedule 8.

10.8                        The Seller shall procure that the Trade Debts owing by any member of the Seller’s Group to a Group Company as at Completion shall be settled within 60 days of Completion.

10.9                        The Purchaser shall procure that the Trade Debts owing by any Group Company to a member of the Seller’s Group as at Completion shall be settled within 60 days of Completion.

10.10                 Without prejudice to the other provisions of this clause 10 in relation to Intra-Group Payables and Intra-Group Receivables and Trade Debts, with effect from Completion, and save in respect of:

(a)                                 any liabilities or obligations pursuant to, and in accordance with, the Transaction Documents or for breach of the Transaction Documents; and

(b)                                 the Continuing Arrangements,

the Seller shall use best endeavours to procure that all Related Party Arrangements (other than the Continuing Arrangements) are terminated on or before Completion, provided that, if a Related Party Arrangement is unlikely to be terminated on or before Completion, the Seller and the Original Purchaser or the Purchaser shall discuss in good faith, prior to Completion, to agree a mutually agreeable solution to achieve the effective termination of such Related Party Arrangement promptly following Completion and, in any case: (x) at no cost to the Group Companies; (y) with no residual liability for the Group Companies or the Seller’s Group, other than any Trade Debts to be settled in accordance with subclauses 10.8 and 10.9 above; and (z) without any residual rights for any member of the Seller’s Group (including, for the avoidance of doubt, any residual licence for the use of Intellectual Property Rights and/or know-how of any Group Company or its business) or the Group, and provided that with effect from Completion, to the extent required, the Seller and the Purchaser shall, and shall procure that each member of the Seller’s Group and the Group, respectively, shall:

(i)                                     release and discharge each member of the Group and the Seller’s Group, respectively, from any and all liabilities or obligations to the applicable members of the Seller’s Group or the Group, respectively, in respect of such Related Party Arrangements; and

(ii)                                  procure that each member of the Seller’s Group or the Group, respectively, shall waive any and all claims (in the absence of fraud) it has or may have against any member of the Group or the Seller’s Group, respectively in respect of such Related Party Arrangements.

10.11                 In relation to the Continuing Arrangements, the Seller shall procure that each member of the Seller’s Group that is a shareholder (each, a Shareholder) in another member of the Seller’s Group that is party to a Continuing Arrangement (each, a College Entity) will exercise all rights and powers lawfully available to the Shareholder (including the exercising of votes as a shareholder in the College Entity and, insofar as it is lawfully able, procuring the exercise of the vote(s) of any member of the board of directors (or equivalent body) of a College Entity nominated by that Shareholder) to:

(a)                                 ensure that the applicable Continuing Arrangement is not terminated by the College Entity as a result of the change of control of the Group Companies at Completion;

(b)                                 recommend to the applicable College Entity and, to the extent practically achievable, cause the extension by that College Entity of the duration of the applicable Continuing Arrangement for a period of five years from the date of Completion on materially the same commercial terms and conditions of the Continuing Arrangement; and

(c)                                  recommend to the applicable College Entity and, to the extent practically achievable, cause that it continue its marketing activities relating to the applicable Continuing Arrangement, for the duration of the Continuing Arrangements (if applicable, as extended as contemplated by subclause 10.11(b)), in the ordinary and usual course of business of that College Entity and in a manner consistent with the marketing activities of that College Entity as carried on in the 12 months prior to the Signing Date.

10.12                 The Seller shall use all reasonable endeavours to procure by Completion or, to the extent not done by Completion, as soon as reasonably practicable thereafter, the release of each Group Company from any securities, guaranties or indemnities given by or binding upon any Group Company in respect of any liability of the Seller or any member of the Seller’s Group. Pending such release, the Seller shall indemnify the Group Companies against all amounts paid by any of them pursuant to any such securities, guarantees and indemnities in respect of any such liability of the Seller or any member of the Seller’s Group.

10.13                 Following the agreement or determination of the Completion Statement in accordance with Schedule 8, if the amount of any Intra-Group Payable and/or any Intra-Group Receivable contained in the Completion Statement is greater or less than the amount of the corresponding Estimated Intra-Group Payable and/or Estimated Intra-Group Receivable, then the Seller and the Purchaser shall procure that such adjustments to the payments pursuant to this clause 10 are made as are necessary to ensure that (taking into account such adjustments) the actual amount of each Intra-Group Payable and each Intra-Group Receivable, as set out in the Completion Statement, has been repaid by each relevant Group Company to the relevant member of the Seller’s Group or by the relevant member of the Seller’s Group to the relevant Group Company, as the case may be.

10.14                 Notwithstanding anything to the contrary in this Agreement (including this clause 10): (a) the Italian Loan Offset shall release the Purchaser in full from its obligations to make any payment in connection with any Intra-Group Payable relating to Loan #371 and Loan #372 (each as defined in the document referred to in the definition of the Intercompany Loan Cleanup in Italy) under and in accordance with the provisions of clause 10; and (b) the implementation of the Intercompany Loan Cleanup in Italy shall release the Seller from its obligations to make any payment in connection with any Intra-Group Receivable relating to Loan IT001XB (as defined in the document referred to in the definition of the Intercompany Loan Cleanup in Italy) under and in accordance with the provisions of clause 10 to the extent that such Intra-Group Receivable has been repaid (including by way of the Italian Loan Offset) as part of the Intercompany Loan Cleanup in Italy.

11.                               SELLER’S WARRANTIES

11.1                        The Seller warrants to the Purchaser that, subject to the provisions of this agreement and in particular to the provisions of Schedule 5, each of the statements set out in Schedule 4 (the Seller’s Warranties) is true and accurate at the Signing Date with reference to the facts and circumstances then prevailing.

11.2                        Each Seller’s Warranty shall be separate and independent and shall not be limited by reference to any other Seller’s Warranty.

11.3                        Save in the case of fraud, the Seller undertakes to the Purchaser to waive any rights, remedies or claims which it has in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Group Companies or their respective directors, officers, employees or agents in connection with assisting the Seller in the giving of any Seller’s Warranty or the preparation of the Disclosure Letter and Schedule 6.

12.                               PURCHASER’S WARRANTIES

The Purchaser warrants to the Seller as at the Signing Date that:

(a)                                 it is a limited liability company (société à responsabilité limitée) validly existing under the laws of the Grand Duchy of Luxembourg and has been in continuous existence since its incorporation;

(b)                                 it has the power to execute and deliver this agreement and each of the other Transaction Documents and to perform its obligations under each of them and has taken or will have taken by Completion all corporate action necessary to authorise such execution and delivery and the performance of such obligations;

(c)                                  this agreement constitutes, and each of the other Transaction Documents will when executed constitute, legal, valid and binding obligations of the Purchaser in accordance with its and their respective terms;

(d)                                 the execution and delivery by the Purchaser of this agreement and of each of the other Transaction Documents and the performance of the obligations of the Purchaser under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)                                     any agreement or instrument to which the Purchaser is a party and which is material in the context of the Transaction; or

(ii)                                  the constitutional documents of the Purchaser; or

(iii)                               any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser is bound and which is material in the context of the Transaction;

(e)                                  all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with; and

(f)                                   the Purchaser has (and at Completion will have) immediately available on an unconditional basis (subject only to Completion) the necessary cash resources and/or committed facilities on customary European certain funds basis from its financing sources to meet in full its obligations under this agreement, and each of the other Transaction Documents.

13.                               TAX MATTERS

The Seller and the Purchaser shall comply with the provisions of Schedule 6 with effect from Completion.

14.                               GUARANTEE

14.1                        The Guarantor unconditionally and irrevocably:

(a)                                 guarantees to the Purchaser the payment when due of all amounts payable by the Seller to the Purchaser (or such person as the Purchaser may otherwise direct) under or pursuant to this agreement;

(b)                                 undertakes to ensure that the Seller will perform when due all its obligations, commitments, undertakings and warranties under or pursuant to this agreement;

(c)                                  agrees that if, and each time that, the Seller fails for any reason whatsoever to make any payment to the Purchaser when it is due under or pursuant to this agreement, the Guarantor shall forthwith upon demand unconditionally (without requiring the Purchaser first to take steps against the Seller) pay that amount to the Purchaser as if it were the principal obligor in respect of that amount; and

(d)                                 agrees as principal debtor and primary obligor to indemnify the Purchaser against all losses and damages sustained by it flowing from any non-payment or default of any kind by the Seller under or pursuant to this agreement, provided that the amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 14 had the amount claimed been recoverable on the basis of a guarantee.

14.2                        The Guarantor’s obligations under this clause 14 will not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(a)                                 any time or indulgence granted to, or composition with, the Seller or any other person;

(b)                                 the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement, or any right, guarantee, remedy or security from or against the Seller or any other person;

(c)                                  any insolvency or similar proceeding;

(d)                                 any variation or change to the terms of this agreement;

(e)                                  any unenforceability, illegality or invalidity of any obligation of the Seller, so that this agreement shall be construed as if there were no such unenforceability, invalidity or invalidity; or

(f)                                   any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

14.3                        The Purchaser shall not have any greater rights against the Guarantor than it has against the Seller under this agreement.

14.4                        The Guarantor warrants to the Purchaser that:

(a)                                 it is a limited liability company validly existing under the laws of the Netherlands, has been in continuous existence since its incorporation and has the requisite power and authority to enter into and perform, and has taken or will have taken by Completion all corporate action necessary to authorise the execution and delivery and the performance of its obligations under, this agreement;

(b)                                 this agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms;

(c)                                  the execution and delivery by the Guarantor of this agreement and the performance of its obligations under it do not and will not conflict with or constitute a default under any provision of its constitutional documents, any order or judgment of any court or other agency or government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and

(d)                                 all authorisations from, and all notices or filings with, any governmental or other authority that are necessary to enable the Guarantor to execute, deliver and perform its obligations under this agreement have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

15.                               ANNOUNCEMENTS AND CONFIDENTIALITY

15.1                        With the exception of an announcement in the Agreed Form which shall be made on the Signing Date, and subject to subclauses 15.5 and 15.6, the Seller shall (and shall procure that each other member of the Seller’s Group and, in respect of the period up to Completion, each Group Company, and each such person’s advisers and connected persons, shall) and the Purchaser shall (and shall procure that each member of the Purchaser’s Group and, in respect of the period from Completion, each Group Company, and each such person’s advisers and connected persons, shall):

(a)                                 not make any announcement concerning the sale and purchase of the Sale Shares or any related or ancillary matter; and

(b)                                 keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.

15.2                        The Purchaser:

(a)                                 must, and must procure that each other member of the Purchaser’s Group for the time being shall, keep confidential all information provided to it by or on behalf of the Seller or otherwise obtained by it in connection with this agreement which relates to the Seller or any other member of the Seller’s Group; and

(b)                                 must procure that, if after Completion any Group Company holds confidential information relating to the Seller or any other member of the Seller’s Group, that Group Company shall after Completion keep that information confidential and shall, so far as it is practicable, return that information to the Seller or destroy it (at its election), in either case without retaining copies (other than to the extent required under applicable law or regulation or internal compliance policies).

15.3                        The Seller:

(a)                                 must, and must procure that each other member of the Seller’s Group for the time being shall, keep confidential all information provided to it by or on behalf the Purchaser or otherwise obtained by it in connection with this agreement which relates to the Purchaser or any other member of the Purchaser’s Group; and

(b)                                 must procure that, if after Completion any member of the Seller’s Group holds confidential information relating to a Group Company, that member of the Seller’s Group shall after Completion keep that information confidential and shall, so far as it is practicable, return that information to the Purchaser or destroy it (at its election), in either case without retaining copies (other than to the extent required under applicable law or regulation or internal compliance policies).

15.4                        Except to the extent specified in such clauses, the provisions of subclauses 15.1 to 15.3 shall apply before, on and after Completion.

15.5                        Nothing in subclauses 15.1 to 15.3 prevents any announcement being made or any confidential information being disclosed:

(a)                                 where such announcement is in the Agreed Form or the confidential information disclosed comprises only information set out in an announcement in the Agreed Form; or

(b)                                 with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed;

(c)                                  to the extent required by law, any court of competent jurisdiction, any stock exchange or any competent regulatory body, but if a person is so required to make any announcement or to disclose any confidential information, the relevant party shall, as soon as reasonably practicable, notify the other parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be); or

(d)                                 to any Taxation Authority where such disclosure is necessary or desirable in the course of managing the Tax affairs of a member of the Seller’s Group or the Purchaser’s Group, as the case may be.

15.6                        Nothing in subclauses 15.1 to 15.3 prevents any confidential information being disclosed to the extent:

(a)                                 required to enable any person to enforce its rights under any Transaction Document or for the purpose of any judicial proceedings;

(b)                                 that the information is disclosed on a strictly confidential basis by a person to its professional advisers, auditors or current, future or prospective lending banks, financial institutions, rating agencies or providers of debt finance to it or any of its affiliates or arrangers of such funding (or their respective affiliates) or related security agent, trustee or hedge counterparty, together with their directors, officers and advisers;

(c)                                  that the information is disclosed by the Seller on a strictly confidential and need to know basis to another member of the Seller’s Group or by the Purchaser on a strictly confidential and need to know basis to another member of the Purchaser’s Group or their respective professional advisers; or

(d)                                 that the information is in or comes into the public domain otherwise than by breach of this agreement by either party.

16.                               WITHHOLDINGS AND DEDUCTIONS, GROSS-UP AND VAT

16.1                        All sums payable under this agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law.

16.2                        If any deductions or withholdings are required by law to be made from any of the sums payable under this agreement, except in respect of a payment for or on account of the Consideration or a payment of interest, the payer shall be obliged to pay to the recipient such sum as will after such deduction or withholding has been made leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if the Purchaser shall have directed that any payment under this agreement be made to any other person then the liability of the payer under this subclause 16.2 shall be limited to that (if any) which it would have been had the payment been made to the Purchaser.

16.3                        The recipient or expected recipient of an amount paid under this agreement shall claim from the appropriate Taxation Authority any exemption, rate reduction, refund, credit or similar benefit to which it is entitled in respect of any deduction or withholding in respect of which a payment has been made or would otherwise be required to be made pursuant to this clause 16 and, for such purposes, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer.

16.4                        If the recipient of a payment made under this agreement receives a credit for or refund of any Tax payable by it or similar benefit by reason of any deduction or withholding for or on account of Tax, then it shall reimburse to the payer such part of any additional amounts paid to it pursuant to this clause 16 as will leave the payer (after such reimbursement) in no better and no worse position than it would have been if the payer had not been required to make such deduction or withholding.

16.5                        VAT

(a)                                 All sums payable under this agreement (except in respect of a payment for or on account of the consideration for the Shares) are exclusive of VAT and if any payment under this agreement constitutes the consideration for a taxable supply for VAT purposes, the obligation to pay any such sum shall include an obligation to pay any associated VAT in addition to such sum, subject to provision by the recipient of a valid VAT invoice.

(b)                                 Where under the terms of this agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or the representative member of any VAT group of which it forms part, subject to that person or representative member using all reasonable endeavours to recover such amount of VAT as may be practicable.

(c)                                  The Seller undertakes not to opt for VAT with respect to the transfer of the Sale Shares under this agreement.

17.                               NOTICES

17.1                        Any notice or other communication to be given under this agreement must be in writing and must be delivered or sent by courier, by fax or by e-mail to the party to whom it is to be given at its address, fax number or e-mail address appearing in this agreement as follows:

(a)                                 to the Seller at:

Fax: +1 (410) 843-8891

Email: victoria.silbey@laureate.net

marked for the attention of General Counsel;

(b)                                 to the Purchaser at: Galileo Global Education, 13 Bramley Road, London W10 6SZ, United Kingdom

Email: b.mourguedalgue@ggeedu.com

marked for the attention of Bruno Mourgue d’Algue,

with a copy to:

Sinisa Krnic (Sinisa.Krnic@provequity.co.uk) at Galileo Global Education Luxco Sarl, 11 Avenue de la Gare, L-1611, Luxembourg

and

Vincent Ponsonnaille (vincent.ponsonnaille@linklaters.com) at Linklaters LLP, One Silk Street, London EC2Y8HQ, United Kingdom

(c)                                  to the Guarantor at:

Fax: +1 (410) 843-8891

Email: victoria.silbey@laureate.net

marked for the attention of General Counsel,

or at any such other address (or fax number or e-mail address) of which it shall have given notice for this purpose to the other parties under this clause.

17.2                        Any notice or other communication shall be deemed to have been given:

(a)                                 if delivered or sent by courier, on the date of delivery to the relevant address;

(b)                                 if sent by fax, on the date of transmission, if transmitted before 5.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission; or

(c)                                  if sent by e-mail, on the date of sending, if sent before 5.00 pm (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of sending, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.

17.3                        In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made to the relevant address or that the fax or e-mail was properly addressed and transmitted or sent, as the case may be.

17.4                        This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

18.                               FURTHER ASSURANCES

On or after Completion each party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the other party may from time to time reasonably require in order to vest any of the Sale Shares in the Purchaser.

19.                               ASSIGNMENTS

19.1                        Except as permitted by subclauses 19.2, 19.3 and/or 19.4, none of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties.

19.2                        The Purchaser may, without the consent of the other parties, assign to a member of the Purchaser’s Group the whole or any part of this agreement provided that, if the assignee ceases to be a member of the Purchaser’s Group prior to Completion, it shall before ceasing to be so, assign the benefit, so far as assigned to it, back to the Purchaser or assign the benefit to another member of the Purchaser’s Group.

19.3                        The Purchaser may assign its rights under this agreement (by way of security only) to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser (or any member of the Purchaser’s Group) or related security agent, trustee or hedge counterparty, as the case may be, provided that the assignee of such rights shall not be entitled to further assign them other than by way of enforcement of such security.

19.4                        The Seller may, without the consent of the other parties, assign to a member of the Seller’s Group the whole or any part of this agreement provided that, if the assignee ceases to be a member of the Seller’s Group, it shall before ceasing to be so, assign the benefit, so far as assigned to it, back to the Seller or assign the benefit to another member of the Seller’s Group. Any assignment by the Seller pursuant to this subclause 19.4 shall not affect, impact, reduce or release the liability of the Guarantor under clause 14.

19.5                        If an assignment is made in accordance with this clause 19, the liabilities of the parties under this agreement shall be no greater than such liabilities would have been had the assignment not occurred.

20.                               PAYMENTS

20.1                        Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to the Seller or to the Purchaser under this agreement shall be made in Euro by transfer of the relevant amount into the relevant account on the date the payment is due for value on that date and in immediately available funds.  The relevant account for a given payment is:

(a)                                 if that payment is to the Seller:

bank:	JP Morgan
account number:	200400991
IBAN:	NL12CHAS0200400991
SWIFT:	CHASNL2X
account name:	LEI European Investments B.V.
currency:	EUR

or such other account as the Seller shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and

(b)                                 if that payment is to the Purchaser:

bank:	ING Luxembourg S.A., 52 route d’Esch, L-2965 Luxembourg
IBAN:	LU06 0141 0409 2663 0000
SWIFT:	CELLLULL
account name:	Galileo Global Education Luxco Sarl,

or such other account as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Seller for the purpose of that payment.

20.2                        If a party defaults in making any payment when due of any sum payable under this agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate equal to 4.00% per annum, which interest shall accrue from day to day and be compounded monthly.

21.                               GENERAL

21.1                        Each of the obligations, warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion.

21.2                        Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.  The Purchaser shall pay any notarial fees and costs and any transfer taxes (including real estate transfer taxes) payable in connection with this agreement or its execution, or on the transfer of the Sale Shares.

21.3                        This agreement may be executed in counterparts, which taken together shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

21.4                        The rights of each party under this agreement:

(a)                                 may be exercised as often as necessary;

(b)                                 except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)                                  may be waived only in writing and specifically. Any waiver of a breach of this agreement shall not constitute a waiver of any subsequent breach.

Delay in exercising or the non-exercise of any such right is not a waiver of that right and any single or partial exercise of a right or remedy shall not preclude any other or further exercise of it or the exercise of any other right or remedy.

21.5                        Except as expressly stated in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

22.                               WHOLE AGREEMENT

22.1                        This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions except the non-disclosure agreement entered into between Laureate Education, Inc. and Providence Equity LLP dated 28 July 2017.  Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.

22.2                        Other than in connection to any representation, warranty or other assurance expressly incorporated in this agreement and/or the Transaction Documents, each party:

(a)                                 acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on any additional express or implied representation, warranty or other assurance made by or on behalf of any other party before the entering into of this agreement;

(b)                                 waives all rights and remedies which, but for this subclause 22.2, might otherwise be available to it in respect of any such additional express or implied representation, warranty or other assurance; and

(c)                                  acknowledges and agrees that no such additional express or implied representation, warranty or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this agreement.

22.3                        Save for the termination provisions set out subclause 7.6, no party has any right to terminate this agreement and the parties waive their rights (if any) to annul, rescind, dissolve, withdraw from, cancel or terminate this agreement in any circumstances.

22.4                        Nothing in this clause limits or excludes any liability for fraud or gross negligence or limits any remedy which cannot be waived as a matter of applicable law.

22.5                        This agreement may only be amended in writing and where such amendment is signed by all the parties.

23.                               GOVERNING LAW

This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

24.                               JURISDICTION

24.1                        Except where the parties have agreed a particular method of resolving disputes under particular provisions of this agreement, the English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the English courts.

24.2                        The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

24.3                        (a)                                Each of the Seller and the Guarantor irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent under this agreement for service of process in any proceedings before the English courts.

(b)                                 The Purchaser irrevocably appoints Galileo Global Education UK Ltd of 13 Bramley Road, London W10 6SZ, United Kingdom as its agent under this agreement for service of process in any proceedings before the English courts.

(c)                                  Each party agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)                                 This subclause 24.3 does not affect any other method of service allowed by law.

24.4                        EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY IT AND FOR ANY COUNTERCLAIM THEREIN (IN EACH CASE WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE).  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT

BY, AMONGST OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SUBCLAUSE.

25.                               LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications must be in English unless otherwise agreed.  However, where a term in Italian is given in italics or in italics and in brackets after an English term and there is any inconsistency the meaning in Italian shall prevail.

THIS AGREEMENT has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SCHEDULE 4

SELLER’S WARRANTIES

In this Schedule:

(a)                                 Relevant Date means, in relation to a Group Company, the later of: (a) the date which is three years prior to the Signing Date; and (b) the date of incorporation of that Group Company; and

(b)                                 where any statement is qualified by the expression so far as the Seller is aware or to the best of the Seller’s knowledge, information and belief or any similar expression, that statement shall be deemed to refer to the actual knowledge of the Seller after having made reasonable enquiry only of the following individuals: Christoforos Hadjikyprianou, Michael Petrides, Kostas Gouliamos, Fabrizio Guccione, Ronald Voordendag and Alberto Bonisoli.

1.                                      TITLE

1.1                               Ownership of Sale Shares

(a)                                 The Sale Shares constitute the whole of the issued and allotted share capital of EU-Cyprus and Laureate Italy, have been properly and validly issued and allotted and each are fully paid up or credited as fully paid.

(b)                                 The Seller is the owner of the Sale Shares. The Seller is entitled to transfer the full legal and beneficial ownership in the Sale Shares to the Purchaser on the terms set out in this agreement.

(c)                                  There is no Encumbrance over any of the Sale Shares, there is no agreement or commitment to give or create any such Encumbrance (other than this agreement) and no person has made any claim to be entitled to any right over or affecting the Sale Shares.

(d)                                 Other than the Purchaser’s rights pursuant to this agreement, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any of the Sale Shares or loan capital or any other security giving rise to a right over, or an interest in, the capital of either EU-Cyprus or Laureate Italy under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.2                               Subsidiaries

(a)                                 The shares, details of which are set out opposite “issued share capital” under a Subsidiary’s name in Schedule 2, constitute the whole of the issued and allotted share capital of that Subsidiary. The shares in each such Subsidiary that are indicated in Schedule 2 as being owned by a Company or another Group Company are owned by the relevant Group Company free from any Encumbrance and are fully paid up or credited as fully paid, there is no agreement or commitment to give or create any such Encumbrance and no person has made any claim to be entitled to any right over or affecting any such shares in the Subsidiaries.

(b)                                 Other than as set out in Schedule 2, no Group Company is the owner of any shares of any other company and no Group Company has any interest in, or has agreed to acquire, any share capital or other security of any other company other than the Subsidiaries.

(c)                                  No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of the shares of any Subsidiary or loan capital or any other security giving rise to a right over, or an interest in, the capital of any Subsidiary under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

2.                                      CAPACITY, INCORPORATION AND INSOLVENCY

2.1                               Incorporation and capacity of the Seller

The Seller is a limited liability company validly existing under the laws of the Netherlands, has been in continuous existence since its incorporation and has the requisite power and authority to enter into and perform, and has taken or will have taken by Completion all corporate action necessary to authorise the execution and delivery and the performance of its obligations under, this agreement and each of the other Transaction Documents.

2.2                               Valid obligations

This agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Seller in accordance with its terms.

2.3                               No default

The execution and delivery by the Seller of this agreement and each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Seller under it and each of them do not and will not conflict with or constitute a default under any provision of:

(a)                                 any agreement or instrument to which the Seller is a party and which is material in the context of the Transaction; or

(b)                                 the constitutional documents of the Seller; or

(c)                                  any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Seller is bound and which is material in the context of the Transaction.

2.4                               Filings and consents

All authorisations from, and notices or filings with, any governmental or other regulatory authority that are necessary to enable the Seller to execute, deliver and perform its obligations under this agreement, and each of the other Transaction Documents to which it is or will be a party, have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

2.5                               Incorporation of Group Companies

Each Group Company is a company validly existing under the laws of the country of its incorporation as shown in the relevant Schedule with full power and authority to conduct its business as conducted at the Signing Date.

2.6                               Constitutional and corporate documents

The constitutional and corporate documents to be maintained or filed with public or other registers by each Group Company under the law of the jurisdiction of its incorporation have been maintained or filed for registration in accordance with applicable law in all material respects and contain an accurate record of all matters required to be dealt with in such registers and books, and true and accurate copies of the Group Companies’ constitutional and corporate documents are in the Data Room.

2.7                               Group Companies

The particulars relating to the Group Companies set out in Schedule 1 and Schedule 2 to this agreement are true and accurate.

2.8                               Insolvency

(a)                                 No administrator, receiver, administrative receiver, liquidator, trustee, supervisor, nominee, custodian or any similar or analogous officer or officers in any jurisdiction has been appointed in respect of the whole or any part of the business, assets or undertaking of any Group Company nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place as a consequence of which such an appointment might be made.

(b)                                 No order has been made, no petition or application has been presented, no resolution has been passed or meeting convened for the purpose of winding-up of any Group Company or whereby the assets of the Group Company are to be distributed to creditors or shareholders or other contributories of any Group Company.

(c)                                  No Group Company nor any director, secretary or creditor of any Group Company has presented any petition, application or other proceedings for administration, creditors’ voluntary arrangement or similar relief in respect of any Group Company as a result of which the affairs, business or assets of the Group Company concerned are managed by a person appointed for the purpose by a Court, governmental agency or similar body, or by any director, secretary or creditor or by the Group Company itself nor has any such order or relief been granted or appointment made.

(d)                                 No arrangement, procedure, step, order, petition, application, resolution or meeting analogous to those described in paragraphs 2.8(a) to 2.8(c) above has occurred, commenced or been taken or made in any jurisdiction in respect of any Group Company.

(e)                                  No Group Company is insolvent or unable to pay its debts as they fall due and no Group Company has stopped paying its debts as they fall due.

(f)                                   No voluntary arrangement, compromise or similar arrangement with creditors, whether by court process or otherwise, has been proposed, agreed or sanctioned in respect of a Group Company and no Group Company intends to propose any such arrangement.

3.                                      COMPLIANCE

3.1                               Compliance with laws

(a)                                 So far as the Seller is aware, each Group Company is conducting and has, since the Relevant Date, conducted the business of the Group in compliance with applicable laws, by-laws and regulations and no Group Company is, or during the Relevant Period has been, in breach of any such laws, by-laws and regulations.

(b)                                 No Group Company has, since the Relevant Date, received written notice from any governmental or regulatory body that it is in violation of and/or failure to comply with any applicable statute, regulation, order, decree or judgment of any court or governmental agency of the jurisdiction in which it is incorporated, where such violation or default has had or may have a material adverse effect on the business, assets or financial position of any Group Company.

(c)                                  So far as the Seller is aware, no Group Company has, since the Relevant Date, done or omitted to do anything, the doing or omission of which amounts to a contravention of any applicable statute, order, regulation or the like giving rise to any fine, penalty, other liability or sanction on the part of or an investigation, disciplinary proceeding or enquiry against any Group Company.

(d)                                 No Group Company nor, so far as the Seller is aware, any of their respective Associated Persons has engaged in any activity or conduct that is or has been or will be in violation of:

(i)                                     any applicable anti-corruption law or measure applicable to any of the assets or operations of any Group Company, including any law or measure that implements the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and

(ii)                                  any applicable laws relating to economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury and any similar laws or regulations in other jurisdictions.

(e)                                  The Group Companies have in place adequate procedures designed to prevent bribery by their respective Associated Persons in accordance with any applicable statutory or other guidance and generally accepted industry standards.

(f)                                   So far as the Seller is aware, no Group Company is a party to any agreement, arrangement or concerted practice or is carrying on any practice material to the business of the Group in respect of which:

(i)                                     any request for information, statement of objections or similar matter has been received with regard to antitrust, fair trading, dumping, state aid or similar legislation from any court, tribunal, government or national or supra-national authority; or

(ii)                                  any complaint alleging infringements of anti-trust, fair trading, dumping, state aid or similar legislation has been received by the Group Company or submitted to any relevant court or authority.

3.2                               Licences

Each Group Company has all licences, permissions, authorisations and consents required for the carrying on of the business as now carried on by it (including any and all institutional and program accreditations granted by any governmental or other authority or external competent body), such licences, permissions, authorisations and/or consents are in full force and effect and do not contain any conditions which would hinder the ordinary and usual course of the business, and no Group Company has received written notice that it is in default under any such licence, permission, authorisation or consent and there is no investigation, enquiry or proceeding outstanding which is likely to result in the suspension, cancellation, modification or revocation of any such licence, permission, authorisation or consent.

3.3                               Grants and Subsidies

Details of all EU, governmental, regional, federal, state or local authority grants, loan subsidies or financial aid received by or pledged to any Group Company since the Relevant Date and details of all current applications in relation thereto are set out in the Disclosure Letter. So far as the Seller is aware, there are no circumstances in which any application for any grant, subsidy or financial aid specified in the Disclosure Letter might be rejected nor in which any grant, subsidy or financial aid received or applied for by any Group Company might have to be wholly or partly forfeited or repaid.

3.4                               Litigation

Except as claimant in the collection of debts arising in the ordinary course of business (none of which exceeds EUR 100,000), no Group Company is engaged in any litigation, prosecution, investigation, enquiry, mediation, arbitration or administrative proceeding which is in progress and which is material in relation to any Group Company nor, so far as the Seller is aware, has any such proceeding been expressly threatened in writing by or against any Group Company.

4.                                      ACCOUNTS

4.1                               Accounts

The Accounts:

(a)                                 have been properly prepared in accordance with applicable laws and regulations and the Applicable Accounting Standards;

(b)                                 give a true and fair view of (or the equivalent standard in the jurisdiction of the Group Company to which they relate) the assets, liabilities (including liabilities to Tax) and financial position of the relevant Group Company as at the Accounts Date and of the profits or losses and (where applicable) cash flows of the relevant Group Company for the financial year ended on the Accounts Date;

(c)                                  have been certified without reservations by the relevant Group Company’s auditors; and

(d)                                 have been prepared on a basis consistent, in all material respects, with the basis employed in such audited accounts of the Group Company for the previous three financial years.

4.2                               Management Accounts

(a)                                 The Reference Accounts and the Management Accounts have been prepared in accordance with the accounting policies used in preparing the Accounts applied on a consistent basis.

(b)                                 The Management Accounts present, with reasonable accuracy, the assets and liabilities of the Group, taken as a whole, as at the Management Accounts Date and the profits or losses of the Group, taken as a whole, for the period concerned.

(c)                                  The Reference Accounts present, with reasonable accuracy, the assets and liabilities of the Group, taken as a whole, as at 31 December 2016, and the profits or losses of the Group, taken as a whole, for the financial year ended 31 December 2016.

4.3                               Adjustments

The second tab of the excel file labelled “Intercompany Revenue and Expenses 15-17_Italy and Cyprus_9+3”, in the Agreed Form, presents with reasonable accuracy and completeness all intra-group charges between the Seller’s Group and the Group Companies for each month from January 2016 to September 2017.

4.4                               A.S. Cyprus College Larnaca Limited

A.S. Cyprus College Larnaca Limited is a dormant company and has no assets and/or liabilities.

4.5                               Position since Accounts Date

Since the Accounts Date:

(i)                                     the business of each Group Company has been carried on as a going concern in the ordinary and usual course, without material interruption or alteration in its nature, scope or manner, and there has been no material adverse change in the business or the financial or trading position of the Group, except as a result of market conditions and other factors generally affecting similar businesses;

(ii)                                  no material capital commitments have been entered into or proposed by any Group Company. For these purposes, a material capital commitment is one involving capital expenditure of over EUR 200,000 exclusive of VAT;

(iii)                               no Group Company has declared, made or paid any dividend or other distribution to its members;

(iv)                              no Group Company has issued or allotted or agreed to issue or allot any share capital or any other security giving rise to a right over its capital;

(v)                                 no Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital;

(vi)                              no Group Company has incurred any additional borrowings or incurred any other financial indebtedness;

(vii)                           there has been no bulk transfer of students to a network institution of the Group Companies as part of agency, sale or other commercial agreement;

(viii)                        no discounts or scholarships have been granted outside the ordinary and usual course of business; and

(ix)                              no Group Company has entered into a lease, sublease or other tenancy agreement with an unexpired term or likely duration of more than twelve months.

5.                                      COMMERCIAL ARRANGEMENTS AND INSURANCE

5.1                               Material Agreements

In this subparagraph 5.1, Material Agreement means an agreement entered into by a Group Company which:

(i)                                     has an annual value in excess of EUR 300,000; or

(ii)                                  is a contract of guarantee or indemnity pursuant to which any Group Company guarantees or indemnifies the performance of any obligation by any person other than another Group Company; or

(iii)                               was entered into otherwise than in the ordinary course of business,

other than any Lease.

(a)                                 A copy of each Material Agreement is in the Data Room.

(b)                                 No Group Company has, since the Relevant Date, received written notice that it is in default under any Material Agreement.

(c)                                  No Material Agreement contains any change of control provision, entitling the third party to terminate that agreement or arrangement as a consequence of the execution, completion or performance of this agreement.

(d)                                 So far as the Seller is aware:

(i)                                     all Material Agreements are in full force and effect and are valid and binding in accordance with their terms (subject to applicable insolvency laws); and

(ii)                                  each other party to a Material Agreement has complied with its obligations under the relevant Material Agreement.

(e)                                  No person is entitled to receive from any Group Company any finder’s fee, brokerage or other commission in connection with the purchase of the Sale Shares.

(f)                                   No Group Company has given any power of attorney which remains in force (other than those given to its officers and employees in the ordinary and usual course of business or to the holder of an Encumbrance solely to facilitate its enforcement or to a third party legal adviser providing legal advice or services to it).

(g)                                  No Group Company is a party to or subject to any contract, transaction, arrangement, understanding or obligation which materially restricts its freedom, or that of any of its holding companies or subsidiaries from time to time, to carry on its respective business as carried on at the Signing Date.

(h)                                 There is no indebtedness (actual or contingent) nor any indemnity, guarantee or security arrangement between any Group Company and any current or former employee, current or former director of any Group Company or any person connected with any of such persons or in which any such person is interested (whether directly or indirectly).

(i)                                     Other than the Related Party Arrangements and the Continuing Arrangements, there are no existing contracts, arrangements or understandings, whether legally binding or not, between, on the one hand, any Group Company and, on the other hand, the Seller or another member of the Seller’s Group, other than on normal commercial terms in the ordinary and usual course of business.

(j)                                    No Group Company is a party to any contract, arrangement or understanding with any current or former employee or current or former director of any Group Company or any person connected with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business.

5.2                               Indebtedness

(a)                                 No Group Company has, since the Relevant Date, received any written notice:

(i)                                     to repay any borrowings or indebtedness under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) which are repayable on demand; or

(ii)                                  that an event of default has occurred and is outstanding under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) or other credit facility of a Group Company.

(b)                                 The total amount borrowed or guaranteed by the Group Companies, either individually or in aggregate, does not exceed any limitation on its borrowings or guarantees imposed by any of its financial facilities or contained in its constitutional documents, any debt programme or in any agreement or instrument binding upon any Group Company.

(c)                                  No Group Company has outstanding any loan capital or any money borrowed or raised (other than under its bank facilities or normal trade credits). Details of all financial facilities (including loans, bonds and hedging instruments) outstanding or available to the Group Companies are given in the Disclosure Letter.

(d)                                 No Group Company has, since the Relevant Date, lent any money which is due to be repaid and has not been repaid and no Group Company owns the benefit of any debt, other than in any such case: (i) any debts accrued in the ordinary course of its business; (ii) any Intra-Group Payables or Intra-Group Receivables; and (iii) any loans from one Group Company to another Group Company.

5.3                               Insurances

The Group Companies have been covered by insurance on the bases and in respect of the risks referred to in the list of insurance cover contained in the Data Room, and:

(a)                                 such insurances are in full force and effect and all premiums have been duly paid to date;

(b)                                 so far as the Seller is aware, there are no special circumstances which might lead to any liability under such insurances being avoided by the insurers; and

(c)                                  no material claims which remain outstanding have been made under any such insurances.

5.4                               Student enrolment

(a)                                 The information relating to student numbers enrolled at the network institutions of the Group Companies as at 31 October 2017 and set out in Schedule 12 has been prepared in accordance with the Seller’s Group policy on student enrolment (a copy of which is in the Data Room) and is true and accurate in all material respects having regard to such policy.

(b)                                 In the last three years there have been no bulk transfers of students to a network institution of the Group Companies as part of an agency, sale or other commercial arrangement.

6.                                      PROPERTY

(a)                                 The properties listed in Part 1 (the Leasehold Properties of the Cypriot Group Companies) and Part 2 (the Leasehold Properties of the Italian Group Companies) of Schedule 3 (collectively, the Leasehold Properties) are the only real property owned, leased, controlled, used or occupied by any Group Company.

(b)                                 The particulars of the Leasehold Properties set out in Schedule 3 are true and accurate in all material respects.

(c)                                  A Group Company has a legal easement for the term of the relevant lease under which that Leasehold Property is held (the Lease), free from onerous or unusual conditions, to all rights necessary for the current use and enjoyment of each of the Leasehold Properties.

(d)                                 No right or facility necessary for the current use and enjoyment of any of the Leasehold Properties is enjoyed on terms entitling any person to terminate or curtail it save on determination of the relevant Lease.

(e)                                  There are no third party rights or interests, options or rights of pre-emption or first refusal affecting the Leasehold Properties nor is any person in the course of acquiring any such rights or interests.

(f)                                   The Leasehold Properties are free from any Encumbrance.

(g)                                  So far as the Seller is aware, no Group Company is in material breach of any statutory, municipal or other requirement (including zoning requirements, planning consents, fire prevention regulations and building permits) in connection with the use of the Leasehold Properties.

(h)                                 There are no notices or disputes between any Group Company and any third party which have had or may have a material adverse effect on the use of the Leasehold Properties for the purpose of the Group Companies’ business.

(i)                                     Since the Relevant Date, any notice served to any third party in connection with the termination of any of the Leasehold Properties (including any subleases) has been made in compliance with applicable law and contractual terms of such lease or sublease agreements.

7.                                      ASSETS

7.1                               All material assets included in the Accounts or acquired by any of the Group Companies or which have otherwise arisen since the Accounts Date, other than any assets disposed of or realised in the ordinary and usual course of trading are:

(a)                                 legally and beneficially owned by the Group Companies free from Encumbrances; and

(b)                                 where capable of possession, in the possession or under the control of the relevant Group Company.

7.2                               The property, rights and assets owned, leased or otherwise used by the Group Companies comprise all the property, rights and assets necessary or convenient for the carrying on of the business of each Group Company in the manner in, and to the extent to, which it is conducted at the Signing Date.

8.                                      INTELLECTUAL PROPERTY

In this paragraph 8, Intellectual Property Rights means (a) copyright, patents, database rights and rights in trademarks, designs, know-how and confidential information (whether registered or unregistered), (b) applications for registration, and rights to apply for registration, of any of the foregoing rights and (c) all other intellectual property rights and equivalent or similar forms of protection existing in Cyprus or Italy.

(a)                                 The Seller has delivered to the Purchaser a list (as referred to in the Disclosure Letter) of all patents, registered trademarks, registered service marks, registered designs or other registered Intellectual Property Rights of which a Group Company is the registered proprietor or for which application has been made by a Group Company.

(b)                                 The Group Companies own or use pursuant to binding licence agreements all Intellectual Property Rights necessary to conduct their business as conducted at the Signing Date and in the 12 months immediately prior to the Signing Date.

(c)                                  No Group Company has, since the Relevant Date, received a formal notice that it infringes any Intellectual Property Right of any third party.

(d)                                 So far as the Seller is aware, there has, since the Relevant Date, been no unauthorised use by any person of any material Intellectual Property Rights of a Group Company or any confidential information belonging to any Group Company.

(e)                                  No Group Company carries on business under a name or names other than its registered corporate or trade names.

(f)                                   The Intellectual Property Rights which are owned by the Seller or any member of the Seller’s Group and which will be licensed to, or otherwise provided to, the Group Companies from Completion pursuant to the TSA do not infringe the Intellectual Property Rights of any third party.

9.                                      INFORMATION TECHNOLOGY

In this paragraph 9:

Business IT means all Information Technology owned or used by any Group Company and which is material to its business; and

Information Technology means computer systems, communication systems, software and hardware.

(a)                                 So far as the Seller is aware, the Business IT is in good working order in all material respects.  The present capacity and performance of the Business IT is sufficient to satisfy the business requirements (including requirements as to data volumes) of the business as it is carried out on the Signing Date.

(b)                                 So far as the Seller is aware, there are, and, since the Relevant Date, there have been, no performance reductions or breakdowns of, or logical or physical intrusions to, any Business IT or losses of data which in each case have had (or are having) a material adverse effect on the business.

(c)                                  In relation to any contract pursuant to which any material services relating to, and licences of, Business IT are provided to the relevant Group Company:

(i)                                     it is in full force and effect, no notice having been given by any party to terminate it;

(ii)                                  no written notice has been given or received by any relevant Group Company to terminate it; and

(iii)                               the relevant Group Company has not received or sent written notice that it is in breach of any of its obligations or that a dispute has arisen in respect of it and the Seller is not aware of any fact or matter which may give rise to a notice to terminate by a counterparty.

10.                               DATA PROTECTION

In this paragraph 10, Data Protection Legislation means all applicable laws in connection with privacy and protection of personal data in any jurisdiction in which a Group Company operates its business.

(a)                                 So far as the Seller is aware, each Group Company has, since the Relevant Date, complied in all material respects with all applicable requirements (including notification requirements) of the Data Protection Legislation in respect of its business.

(b)                                 No Group Company has, since the Relevant Date, received written notice in respect of any material infringement or alleged infringement of the Data Protection Legislation in respect of its business.

11.                               EMPLOYMENT

(a)                                 The Seller has disclosed to the Purchaser in respect of the Group Companies:

(i)                                     true and complete copies of the service or employment agreements of each employee earning more than EUR 100,000 per annum (taking into account both the fixed salary and bonus on the basis that 100% of the relevant target is achieved) (together, the Senior Employees);

(ii)                                  the rules and other documentation relating to all share incentive, share option, profit sharing, bonus or other incentive arrangements, including employee benefit trusts, relating to any employees or any former employees of the Group Companies;

(iii)                               an accurate and anonymised list illustrating the total number of employees of the Group Companies as at 31 October 2017, the salary and material benefits payable to such employees in October 2017, their job title/position and dates of commencement of employment (or, if different, the date of commencement of continuous service);

(iv)                              a list of freelancers and independent contractors currently engaged by the Group Companies as well as individuals currently leased by the Group Companies from third parties, including details on the leased period. So far as the Seller is aware, no individuals engaged as a freelancer or independent contractor or leased from third parties is an employee of any Group Company;

(v)                                 a representative sample or samples of the standard terms and conditions of employment on which employees of the Group are employed; and

(vi)                              details of any arrangement or practice of the Group regarding redundancy payments above the statutory payment.

(b)                                 Except as disclosed under paragraph 11(a) above, there is not in existence any written or unwritten contract of employment between a Group Company and a Senior Employee which cannot be terminated by 12 months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

(c)                                  Except as disclosed under paragraph 11(a) above, there is not outstanding any agreement or arrangement to which a Group Company is a party for profit-sharing or for payments to any Senior Employee of bonuses or for incentive payments or other similar matters.

(d)                                 No Senior Employee has given or been given notice to terminate his employment.

(e)                                  Save as has been disclosed in the Data Room, the Group has no agreement or arrangement with, and does not recognise, a trade union, works council, staff association or other body representing any of its workers.

(f)                                   Each Group Company has complied in all material respects with all obligations to inform its employees and consult with its employee representative bodies about this Transaction.

(g)                                  The Group Companies have complied and continue to comply in all material respects with all employment-related obligations under statutory laws, individual and collective agreements, staff handbooks, company policies, any custom and practice and any codes of conduct and practice.

(h)                                 No Group Company is involved in any strike or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body representing the employees or former employees of the Group Companies.

(i)                                     No Group Company is under any obligation to make any material change in the basis of remuneration or other benefits paid or provided to any of its employees.

(j)                                    No Group Company has an obligation to make a payment on redundancy in excess of the statutory redundancy payment.

(k)                                 Each Group Company has complied in all material respects with all its statutory obligations to or in respect of its employees arising out of their terms and conditions of employment and no Group Company owes anything to its employees other than remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year, accrued bonuses for the current bonus period and expenses claims (including, for the avoidance of doubt, in relation to any Italian Group Company, the mandatory end of service allowance accruals (trattamento di fine rapporto)).

(l)                                     No Group Company has made any offer of employment to any person who, if employed, would be a Senior Employee which has either been accepted or remains open for acceptance.

(m)                             There are no current disciplinary proceedings or appeals in respect of any Senior Employee.

(n)                                 There are no pending or threatened upward, downward or lateral reclassifications procedures in respect of any freelancers, educational counsellors and/or agency workers hired by the Group Companies.

(o)                                 Each of the Group Companies has complied with its obligations under laws implementing the Directive on Temporary Agency Work (2008/104/EC) to which it is subject and has provided to the supplying agency in respect of each agency worker currently engaged or engaged in the six months ending on the Signing Date by the Group Company all relevant information about the basic working and employment conditions in force at the Group Company to enable the supplying agency to comply with its obligations under such laws. No Group Company is aware of any breach of such laws.

12.                               PENSIONS

(a)                                 True and complete copies of all documents relating to the pensions arrangements relating to the employees of the Group Companies are included in the Data Room.

(b)                                 The pensions arrangements are the only arrangements to which the Group Companies make or could become liable to make payments for providing retirement, death, disability or life assurance benefits in respect of the present or former employees and directors of the Group Companies.

13.                               TAX

13.1                        Taxation liabilities

(a)                                 All Taxation of any nature whatsoever for which a Group Company has been assessed (including under self-assessment) or which has become due with regard to the period until the Accounts Date has been duly paid (and within the time period required by law without the imposition of penalties) or, if not paid, been provided for in the Accounts.

(b)                                 All Taxation required by law to be deducted or withheld from any payments made (or treated as made) by a Group Company has been so deducted.

(c)                                  No Group Company has knowingly been involved in any transaction, scheme or arrangement which includes, or any series of transactions, schemes or arrangements which include, any step or steps having no commercial or business purpose (or no such purpose apart from the reduction, avoidance or deferral of a liability to Taxation) or which could be recharacterised or treated as unenforceable for Taxation purposes.

13.2                        Taxation returns

(a)                                 All notices, computations, returns and information which have been required to be made or given for any Taxation purpose to a Taxation Authority by a Group Company have been properly and duly so submitted and all information, notices, computations and returns submitted to a Taxation Authority are true, accurate and complete in all material respects and are not or, so far as the Seller is aware, is likely to be, the subject of any material dispute with a Taxation Authority.

(b)                                 All material records which a Group Company is required to keep for Taxation purposes have been duly kept and are available for inspection at the premises of the Group Company.

(c)                                  No Group Company has asked for any extensions of time for the filing of any currently outstanding tax returns or other documents relating to Taxation.

13.3                        Penalties and interest

No Group Company has within the past three years paid or become liable to pay any material interest, penalty, surcharge or fine relating to Taxation.

13.4                        Investigations

No Group Company has within the past three years been subject to or, so far as the Seller is aware, is currently subject to any non-routine investigation, audit or visit by any Taxation Authority.

13.5                        Company Residence

(a)                                 Each Group Company has been resident for Taxation purposes solely in its place of incorporation and nowhere else at all times since its incorporation.

(b)                                 No Group Company has in the past three years been liable to pay Taxation on income, profits or gains to any Taxation Authority outside its place of incorporation.

13.6                        Transfer Pricing

So far as the Seller reasonably believes, no Group Company has entered into any transaction or arrangement with a party with which it is, or was, connected or affiliated, the consideration for which was determined otherwise than on arm’s length terms.

13.7                        VAT

Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

SCHEDULE 5

CLAIMS

1.                                      Due Diligence Investigation

The Purchaser acknowledges and agrees that:

(a)                                 it has performed, with the assistance of professional advisers, a due diligence investigation with respect to the Group Companies and their respective businesses, operations, assets, liabilities and financial condition on the basis of the information provided by or on behalf of the Seller, the management of the Group Companies and (where applicable) their advisers (the Due Diligence Investigation); and

(b)                                 in the Due Diligence Investigation, the Purchaser and its advisers have had opportunity to review the information made available to them.

2.                                      Disclosed Information

2.1                               The Data Room, the Information Memorandum, the VDD Reports and the matters disclosed in the Disclosure Letter (together, the Disclosed Information), shall be deemed disclosed to the Purchaser.

2.2                               References in the Disclosure Letter to paragraph numbers shall be to paragraph numbers in Schedule 4 to which the disclosure is most likely to relate. Such references are given for convenience only and shall not limit the effect of any of the Disclosed Information, all of which is made against the Seller’s Warranties as a whole. Information set out in the Disclosure Letter and other Disclosed Information is included solely to qualify the Seller’s Warranties, is not an admission of liability with respect to the matters covered by such information and is not warranted in any respect whatsoever.  The inclusion of any specific item or amount in the Disclosure Letter or in any other Disclosed Information is not intended to imply that such item or amount (or higher or lower amounts) is or is not material, and no party shall use the fact of the inclusion of any such item or amount in the Disclosure Letter or in any other Disclosed Information in any dispute as to whether any obligation, item, amount or matter not described therein is or is not material for the purposes of this agreement.

3.                                      Exclusions

3.1                               The Seller shall not be liable in respect of any Warranty Claim (other than any Warranty Claim in respect of the Title and Capacity Warranties) to the extent that the matter or circumstance giving rise to the Warranty Claim:

(a)                                 was known to the Original Purchaser, the Purchaser or any of their respective advisers prior to signing the Original SPA, in sufficient detail to enable the Original Purchaser or the Purchaser to assess the nature and scope of the matter disclosed, on the basis of:

(i)                                     the Due Diligence Investigation; or

(ii)                                  the Disclosed Information; or

(b)                                 was Fairly Disclosed in the Disclosed Information; or

(c)                                  was Fairly Disclosed in this agreement including the Schedules and/or annexes hereto.

3.2                               The Seller shall not be liable in respect of any Warranty Claim (other than any Warranty Claim in respect of the Title and Capacity Warranties and/or Tax Warranties) to the extent that the matter or circumstance giving rise to the Warranty Claim:

(a)                                 was taken into account in and was the subject of proper allowance, provision or reserve under the calculation of Actual Net Debt or Actual Working Capital under the Completion Statement or in calculating the Purchase Price; or

(b)                                 would not have arisen (or would have been reduced) but for a change in legislation or a change in generally accepted interpretation of legislation made after the Signing Date (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by any Taxation Authority, in either case occurring after the Signing Date, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(c)                                  would not have arisen (or would have been reduced) but for any change at or after Completion of (i) the date to which any Group Company makes up its accounts or (ii) in the bases, methods, principles or policies of accounting of any Group Company other than a change which is reported by the auditors for the time being of a Group Company to be necessary in their opinion because such bases, methods, principles or policies of accounting as at the date of Completion are not in accordance with any published accounting practice or principle then current; or

(d)                                 would not have arisen (or would have been reduced) but for any act or omission of any member of the Seller’s Group or any Group Company on or before Completion carried out at the written request of the Original Purchaser or the Purchaser or any act or omission of the Purchaser or any Group Company after Completion outside the ordinary course of business and otherwise than in order to comply with law or pursuant to a legally binding commitment to which the Group is subject on or before Completion.

4.                                      Acknowledgement

The Purchaser acknowledges and agrees that, as at the Signing Date, neither it nor the Original Purchaser was aware of any matter or circumstance which is inconsistent with any of the Seller’s Warranties or makes any of them untrue or inaccurate.

5.                                      Financial limits

Subject to paragraph 19, the liability of the Seller shall be limited as follows:

(a)                                 there shall be disregarded for all purposes any Warranty Claim in respect of which the amount of the damages to which the Purchaser would otherwise be entitled is less than EUR 100,000;

(b)                                 the Seller shall not be liable in respect of any Warranty Claim unless the aggregate amount of damages resulting from any and all such Claims (other than Claims disregarded as contemplated by paragraph (a) above) exceed in aggregate

EUR 2,000,000, provided that the Seller shall be liable for the aggregate amount of all such Claims as agreed or determined and not just the excess;

(c)                                  the maximum aggregate liability of the Seller arising out of or in connection with any Warranty Claims (other than any Claims in respect of the Title and Capacity Warranties but including any Claims in respect of any other Seller’s Warranties), and including, for the avoidance of doubt, any liability pursuant to clause 16, shall not exceed an amount equal to 12.5% of the Estimated Purchase Price;

(d)                                 the maximum aggregate liability of the Seller arising out of or in connection with any Tax Covenant Claims, including, for the avoidance of doubt, any liability pursuant to clause 16, shall not exceed an amount equal to 50% of the Estimated Purchase Price; and

(e)                                  the maximum aggregate liability of the Seller in respect of all Claims in respect of the Title and Capacity Warranties and all and any other Claims (other than a Claim under and in connection with subclauses 5.5, 5.8 and 10.12), including, for the avoidance of doubt, any liability pursuant to clause 16, shall not exceed the amount of the Purchase Price.

6.                                      Time limits

The liability of the Seller in respect of all Warranty Claims and Tax Covenant Claims shall terminate:

(a)                                 on the date which is three months after the relevant statutory limitation period of the Tax liability which is the subject of a Tax Covenant Claim or a claim under the Tax Warranties;

(b)                                 on the date falling 18 months after the date of Completion in respect of all other Seller’s Warranties (except the Title and Capacity Warranties); and

(c)                                  on the third anniversary of the date of Completion in respect of the Title and Capacity Warranties,

except in respect of any Warranty Claim and/or Tax Covenant Claim of which notice is given to the Seller in accordance with the provisions of paragraph 7 below or paragraph 10 of the Tax Covenant (as applicable) before the relevant date in paragraphs (a) to (c) above.  The liability of the Seller in respect of any such Claim, other than a Tax Covenant Claim, shall in any event terminate if proceedings in respect of it have not been commenced within twelve months after the giving of notice of that Claim in accordance with the provisions of paragraph 7 below.

7.                                      Notice

If the Purchaser or any Group Company becomes aware of a matter or circumstance which may give rise to a Claim, the Seller shall not be liable in respect of it unless the Purchaser gives notice to the Seller specifying the relevant facts (including, to the extent reasonably practicable, the Purchaser’s estimate, on a without prejudice basis, of the amount of such Claim) as soon as reasonably practicable after it or the relevant Group Company (as the case may be) becomes aware of that matter or circumstance. Failure to comply with this paragraph shall not affect the rights of the Purchaser to make a relevant Claim except that the failure shall be taken into account in determining the liability of the Seller for such Claim to the extent that the Seller establishes that it was prejudiced by the failure.

8.                                      Reduction in Purchase Price

Any payment made by the Seller in respect of a Claim shall, to the maximum extent possible, be deemed to be a reduction in the Purchase Price.

9.                                      Conduct of Third Party Claims

If a Claim (other than a Claim under the Tax Warranties or a Tax Covenant Claim) arises as a result of, or in connection with, a liability or alleged liability of a Group Company to a third party (a Third Party Claim), then the Purchaser shall, so far as practicable, without prejudice to the rights of the insurers of the Purchaser’s Group:

(a)                                 procure that each relevant Group Company consults with the Seller, and takes reasonable account of the reasonable requirements of the Seller, in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim;

(b)                                 keep, or procure that each relevant Group Company keeps, the Seller reasonably informed of the progress of the Third Party Claim and provide, or procure that each relevant Group Company provides, the Seller with copies of any documents and such other information in the Purchaser’s or a Group Company’s possession as may be reasonably requested by the Seller; and

(c)                                  procure that no relevant Group Company shall cease to defend the Third Party Claim or make any admission of liability, agreement or compromise in relation to the Third Party Claim without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed.

10.                               Provision of information

Nothing in paragraph 9, or in paragraphs 9 or 10 of Schedule 6, shall require the provision by any person of any information to the extent such provision would contravene any applicable law or regulation or would breach any duty of confidentiality owed to any third party.  If any information is provided by any person (the Provider) to any other person (the Recipient) pursuant to those paragraphs:

(a)                                 that information must only be used by the Recipient in connection with the Third Party Claim and clause 13 shall in all other respects apply to that information; and

(b)                                 to the extent that information is privileged:

(i)                                     no privilege shall be waived by reason of or as a result of its being provided to the Recipient; and

(ii)                                  if a third party requests disclosure by the Recipient in relation to that information, if the Recipient is the Seller or the Purchaser, the Recipient shall or, if the Recipient is a Group Company, the Purchaser shall procure that the Recipient shall promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.

11.                               Duty to mitigate

Nothing in this agreement shall relieve the Purchaser or, as the case may be, the Seller, from its duty under applicable law to mitigate any loss or damage incurred by it as a result of any matter or circumstance giving rise to a claim under or in respect of this agreement.

12.                               Subsequent recovery

If:

(a)                                 the Seller makes a payment in respect of a Warranty Claim (other than a Claim under the Tax Warranties or a Tax Covenant Claim) (the Damages Payment);

(b)                                 at any time after the making of such payment any Group Company or the Purchaser receives any sum or is otherwise compensated for or with respect to such Warranty Claim (the Third Party Sum);

(c)                                  the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)                                 the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser in full for the loss or liability which gave rise to the Warranty Claim in question (such excess being the Excess Recovery), the Purchaser shall, as soon as reasonably practicable following receipt of the Third Party Sum by it or the relevant Group Company, repay to the Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all costs reasonably incurred by the Purchaser or the relevant Group Company in recovering the Third Party Sum.

13.                               Insurance

Without prejudice to the Purchaser’s duty to mitigate any loss in respect of any of the Seller’s Warranties being untrue or inaccurate, if in respect of any matter which would otherwise give rise to a Warranty Claim, any of the Group Companies is entitled to claim under any policy of insurance and payment is made by the insurer, the amount of insurance monies paid by the insurer shall reduce pro tanto or extinguish that Warranty Claim.

14.                               Right to remedy

If the matter or circumstance giving rise to a Warranty Claim is capable of remedy, the Seller shall not be liable in respect of such Warranty Claim to the extent that the matter or circumstance giving rise to such Warranty Claim is remedied by, and at the expense of, the Seller within a 30-day period from the date on which notice of that Warranty Claim is given in accordance with the provisions of paragraph 7 above.

15.                               Contingent liabilities

If any Claim is based upon a liability which is contingent only, the Seller shall not have any obligation to make a payment in respect thereof unless (and until) such liability ceases to be contingent.

16.                               No double recovery

Each party agrees that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss. For this purpose, recovery by any Group Company shall be deemed to be recovery by the Purchaser.

17.                               No liability for consequential loss etc.

The Seller shall not have any liability in connection with any indirect or consequential loss arising out of any matter or circumstance giving rise to a Claim.

18.                               Tax Warranties

The provisions of paragraphs 4, 7, 9 and 10 of Schedule 6 shall apply to the Tax Warranties.

19.                               Effect of fraud

The limitations set out in this Schedule shall not apply to limit the liability of the Seller in the event of a claim arising or being increased as a result of fraud on the part of the Seller.

20.                               Statutory limitation periods

The limitation periods specified in paragraph 6 shall apply whether or not such periods are longer or shorter than any relevant statutory limitation period.

SCHEDULE 6

TAX COVENANT

1.                                      INTERPRETATION

1.1                               In this Schedule and the Tax Warranties, unless the contrary intention appears, words and expressions defined elsewhere in this agreement have the same meaning and:

Accounts Relief means any Relief which is taken into account in the Completion Statement as an asset;

Loss of a Purchased Relief means:

(a)                                 the setting off against any profits or any Taxation of, or the reduction of any profits or any Taxation by all or part of, any Relief to the extent that it has been shown as an asset (or taken into account in reducing a provision for deferred tax) in the Completion Statement; or

(b)                                 the cancellation, loss, non-availability to a Group Company or reduction of all or part of any Relief to the extent that it has been shown as an asset (or taken into account in reducing a provision for deferred tax) in the Completion Statement;

Post Completion Relief means a Relief arising to a Group Company which is not an Accounts Relief nor a right to a repayment of Taxation that has been taken into account in the Accounts;

Potential Liability means a liability to or claim for Taxation or a non-availability, loss, reduction or cancellation of any Relief which may result in a claim against the Seller under this Schedule, or which may do so if paragraph 5 of Schedule 5 were not to apply, or any matter which may result in a claim against the Seller for breach of a Tax Warranty;

Purchaser’s Group, for the purposes of this Schedule only, means the Purchaser and those companies (other than a Group Company) which may be treated for relevant Taxation purposes as being, or as having at any time been, either a member of the same group of companies as the Purchaser or otherwise associated with the Purchaser;

Purchaser’s Relief means:

(a)                                 an Accounts Relief;

(b)                                 any Relief to the extent it arises as a result of a Transaction or Transactions occurring (or deemed to occur) after Completion or in respect of a period (or part period) beginning after Completion; and

(c)                                  any Relief attributable to any member of the Purchaser’s Group;

Relevant Period means any period ended prior to Completion in respect of which a Group Company is required to make a return or a payment to a Taxation Authority;

Relief means any loss, allowance, credit, relief, deduction or set-off in respect of, or taken into account, or capable of being taken into account, in the calculation of a liability to, Taxation or any right to a repayment of Taxation;

Saveable Amount means, in respect of a Relief, the amount by which a liability to Taxation is actually (or could, but for the use of the Relief, as described in subparagraph 8.1(b), have been) decreased by the use of that Relief.

Seller’s Conduct Matter means the preparation and submission of all notices, claims, returns and computations, the preparation and submission of all correspondence relating to such notices, claims, returns and computations and the negotiation and agreement of all matters relevant to the Taxation position of a Group Company for a Relevant Period;

Seller’s Group means the Seller and those companies (other than a Group Company) which may be treated for relevant Taxation purposes as being, or as having at any time been, either a member of the same group of companies as the Seller or otherwise associated with the Seller;

Seller’s Relief means a Relief arising to a Group Company as a result of a Transaction or Transactions occurring (or deemed to occur) on or before Completion or in respect of a period (or past period) ended on or before Completion other than to the extent such relief is a Purchaser’s Relief;

Straddle Period means any period commencing before Completion which is not a Relevant Period; and

Transaction means any transaction, event, act or omission (or any transaction, event, act or omission deemed to occur for Taxation purposes).

1.2                               In this Schedule, references to:

profits include income, profits or gains of any description and from any source;

profits earned on or before a certain date or in respect of a certain period include profits treated as, or deemed to be, earned on or before that date or in respect of that period for Taxation purposes;

profits earned include profits earned, accrued or received (or treated as, or deemed to be, earned, accrued or received for Taxation purposes);

a repayment of Taxation includes any repayment supplement or interest in respect of it; and

Taxation include, in a case where Taxation for which a Group Company is liable is discharged by another person, the amount corresponding to that Taxation for which a Group Company is, after that discharge, liable.

1.3                               For the purposes of this Schedule, a Group Company shall be deemed to be liable for a payment of Taxation, and to make that payment of Taxation, if a Group Company would be liable for a payment of Taxation but for the use or setting off against profits or against a liability to pay Taxation of a Post Completion Relief or Accounts Relief.

1.4                               For the purposes of this Schedule, something occurring (including liability to make a payment of Taxation arising) in the ordinary course of business shall, without prejudice to the generality thereof, be deemed not to include:

(a)                                 anything which involves, or leads directly or indirectly to, any liability of a Group Company to Taxation that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Purchaser’s Group) or is the liability of a Group Company only because some other person, other than a member of the Purchaser’s Group, has failed to pay it or is the liability of a Group Company because it has elected to be regarded as taxable or liable or to be regarded as having made a disposal;

(b)                                 anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a Transaction which is not entered into on arm’s length terms;

(c)                                  anything which relates to or involves the payment of any dividend or the making of a distribution for Taxation purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or any company becoming or ceasing or being treated as ceasing to be a member of a group of companies or as becoming or ceasing to be associated or connected with any other company for any Taxation purposes;

(d)                                 anything that gives rise to a liability to Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a liability to Taxation on an amount of profits greater than the difference between the sales proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset;

(e)                                  anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose (or no such purpose apart from the reduction, avoidance or deferral of a liability to Taxation) or which could be recharacterised or treated as unenforceable for Taxation purposes; or

(f)                                   anything which involves, or leads directly or indirectly to, a change of residence of a company for Taxation purposes.

1.5                               In this Schedule, unless the contrary intention appears, a reference to a paragraph or subparagraph is to a paragraph or subparagraph of this Schedule.

2.                                      COVENANT

2.1                               The Seller covenants with the Purchaser that, subject to the following provisions of this Schedule, the Seller will pay to the Purchaser (or such person as the Purchaser may otherwise direct), to the extent possible by way of repayment of the Purchase Price for the Sale Shares (but not so as to limit the amount payable where not wholly possible), an amount equal to:

(a)                                 any payment of Taxation made or to be made by a Group Company (for the avoidance of doubt whether or not such Group Company is primarily liable for such Taxation) the liability for which arises as a result of any Transaction or Transactions occurring on or before Completion (other than Taxation arising in respect of income, profits or gains earned after Completion as a result of any such Transaction or Transactions) or in respect of any profits earned on or before Completion;

(b)                                 without prejudice to the generality of the foregoing, any payment of Taxation made or to be made by a Group Company (for the avoidance of doubt whether or not such Group Company is primarily liable for such Taxation), the liability for which arises as a result of:

(i)                                     the profits arising in any Relevant Period or in the part of the Straddle Period ending on Completion in respect of any Transaction to which any Group Company is a party being increased for Tax purposes (or the losses in respect of any such Transactions in any such period being reduced for Tax purposes), such that a Group Company realises profits in any Relevant Period or in the part of the Straddle Period ending on Completion which are greater (or losses which are lower) for Tax purposes than it would otherwise have realised had the profits (or losses) been calculated by reference to the actual economic terms of such Transaction;

(ii)                                  the failure by any Cyprus Group Company at any time before Completion to declare, and/or deduct or withhold any relevant sums from, payments in respect of salaries and other emoluments of employment;

(iii)                               the failure by any Cyprus Group Company to deduct or withhold at any time before Completion any relevant sums from any royalty or similar payments; and

(iv)                              the failure by any Cyprus Group Company to pay any stamp duty or equivalent Tax in respect of any document or agreement in existence at Completion on which a Group Company is required to rely in order to prove title to its assets and/or to ensure that any such document that is required to be stamped is so stamped;

(c)                                  any payment of Taxation made or to be made by a Group Company as a result of any matter undertaken to give effect to the Intercompany Loan Cleanup in Italy;

(d)                                 the amount determined by subparagraph 2.3 in respect of any Loss of a Purchased Relief; and

(e)                                  any out-of-pocket costs or expenses reasonably and properly incurred by the Purchaser or a Group Company directly in connection with any payment of Taxation or any Loss of a Purchased Relief as is, in each case, referred to in the preceding paragraphs or in connection with any action taken in avoiding, resisting or settling any such payment of Taxation or such Loss of a Purchased Relief or taking any successful action to enforce its rights under this Schedule, whether or not a Group Company is or may be entitled to claim reimbursement of the payment from any person.

2.2                               For the purposes of this Schedule (other than paragraph 3), all rights and liabilities of the parties shall be calculated on the assumption (if not actually the case) that the date of Completion is the end of an accounting period or a taxable period (as appropriate) and in accordance with the principles adopted in preparing the Completion Statement.

2.3                               The amount payable in respect of a claim under subparagraph 2.1(c) shall in such cases be deemed to be:

(a)                                 where the Relief is a right to a repayment of Taxation, the amount of the repayment which would otherwise have been obtained; and

(b)                                 otherwise, the amount of Taxation which could have been saved (on the assumption that there are sufficient profits or Taxation liabilities against which to set the Relief and on the basis of the rates of Taxation current at the date when the Relief is cancelled, lost, reduced, set off or found to be unavailable) if the Relief had not been cancelled, lost, reduced, set off or found to be unavailable.

3.                                      PAYMENT

A payment to be made by the Seller under paragraph 2 shall be made (i) within ten Business Days from the date on which notice setting out the amount due is received by the Seller from the Purchaser or a Group Company in accordance with paragraph 7 of Schedule 5 or (ii) if later:

(a)                                 subject to subparagraph (d), in the case of a payment of Taxation within subparagraph 2.1(a), 2.1(b) or 2.1(c) on the date which is two Business Days prior to the last date on which that payment of Taxation may be made in order to avoid incurring a liability to interest or penalties;

(b)                                 in the case of a Loss of a Purchaser’s Relief within subparagraph 2.1(d) that is a right to a repayment of Taxation, the date on which the repayment would have been available were it not for the non-availability, loss, reduction or cancellation;

(c)                                  in the case of a Loss of a Purchaser’s Relief within subparagraph 2.1(d) other than a right to repayment of Taxation, on the date which is two Business Days prior to the earliest date on which Taxation becomes payable which would not have been payable had the Relief not been cancelled, lost, reduced, set-off or found to be unavailable; and

(d)                                 if the payment relates to a liability to make a payment of Tax which is disputed by the Seller or a Group Company (a Disputed Liability) and the date on which payment of that Tax is required by law has been postponed following an application to the relevant Taxation Authority, court or tribunal, or the Tax does not in practice have to be paid until the Disputed Liability is determined, five Business Days before the date on which payment in respect of that Tax becomes required by law after that postponement, or is in practice required to be made following determination of the Disputed Liability, provided always that:

(i)                                     if any action to be taken for the purposes of resisting, appealing, disputing, compromising or defending that Disputed Liability (including any such action to be taken at the request or direction of the Seller in accordance with any provision of this Schedule) cannot be taken prior to the Tax that is the subject matter of the Disputed Liability, or a payment on account of that Tax, being paid, or if failure to pay the Disputed Liability would have a material adverse effect on the business of the Purchaser’s Group, then the Seller shall pay to the Purchaser (or such person as the Purchaser may otherwise direct) an amount equal to that amount of Tax (a Disputed Tax Payment) within five Business Days after receipt by the Seller of written notice from the Purchaser specifying that amount and including evidence reasonably satisfactory to the Seller that the action to be taken for the purposes of resisting, appealing, disputing, compromising or defending that Disputed Liability cannot be taken prior to the Tax that is the subject matter of the Disputed Liability, or a payment on account of that Tax, being paid, or of the material adverse effect on the business of the Purchaser’s Group;

(ii)                                  if the Seller makes a Disputed Tax Payment, and the Disputed Liability is settled, compromised or determined at a lesser sum than the amount of the Disputed Tax Payment, then the difference between the Disputed Tax Payment and the amount for which the Disputed Liability is settled, compromised or determined shall be repaid to the Seller within five Business Days after, as applicable: (A) the receipt of a repayment in respect thereof by a Group Company or any member of the Purchasers’ Group from the relevant Taxation Authority; or (B) if such a repayment is set off against any other amount payable to the relevant Taxation Authority, the date upon which that other amount would otherwise have been due for payment; and

(iii)                               if the Seller makes a Disputed Tax Payment, and the Disputed Liability is settled, compromised or determined at a sum greater than or equal to the amount of the Disputed Tax Payment, then the Disputed Tax Payment shall, to the extent of that payment, be deemed to discharge the liability of the Seller to the Purchaser under paragraph 2 of this Schedule or for breach of the Tax Warranties (as applicable) in respect of such liability and any excess of the amount of Tax for which the Disputed Liability was settled, compromised or determined over the sum of the Disputed Tax Payment shall be paid to the Purchaser within five Business Days after the date on which the Disputed Liability is settled, compromised or determined.

4.                                      EXCLUSIONS

4.1                               The covenants contained in paragraph 2 shall not extend to any liability otherwise falling within this Schedule or under the Tax Warranties to the extent that:

(a)                                 provision or reserve for the liability is made or the liability is otherwise expressly taken into account, or its actual or assumed payment or discharge is taken into account, but not merely noted, in the Completion Statement; or

(b)                                 it arises in the ordinary course of business after the Effective Time; or

(c)                                  it arises as a consequence of any Permitted Leakage, except for any Taxation suffered or incurred by an Italian Group Company arising as a result of any matter undertaken to give effect to the Intercompany Loan Cleanup in Italy other than any withholding taxes triggered by the assignment of Loan #371 and Loan #372 (each as defined in the document referred to in the definition of the Intercompany Loan Cleanup in Italy) pursuant to the Intercompany Loan Cleanup in Italy and not in excess of the Estimated Withholding Tax; or

(d)                                 the liability is:

(i)                                     interest arising from a failure to pay Taxation to a Taxation Authority within a reasonable time after the Seller has made a payment of an amount in respect of that liability to Taxation under paragraph 3; or

(ii)                                  interest attributable to a period after Completion on an amount to which paragraph 2 does not apply by virtue of subparagraph 4.1(a) or 4.1(e); or

(iii)                               a penalty or fine incurred after Completion in connection with such an amount; or

(e)                                  it would not have arisen (or the liability would have been reduced) but for a change in legislation or a change in the interpretation of legislation on the basis of case law (other than case law involving a Group Company) made after the Signing Date (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by a Taxation Authority, in either case occurring after the Signing Date, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part, except where such change was announced prior to Completion by the relevant authority; or

(f)                                   it would not have arisen (or would have been reduced) but for a voluntary act or omission carried out or effected by the Purchaser or a Group Company after Completion other than an act or omission which:

(i)                                     is in the ordinary course of business as carried on by a Group Company at Completion; or

(ii)                                  comprises the failure by any Cyprus Group Company at any time after Completion to declare (on a TD7 form) to a Taxation Authority payments in respect of salaries and other emoluments of employment made on or before Completion where such declaration should have been, but was not, made on or before Completion; or

(iii)                               a Group Company was legally committed to do, or omit to do, under a commitment that existed on or before Completion; or

(iv)                              was carried out at the request of the Seller; or

(g)                                  it has been made good by insurers or otherwise adequately compensated for without cost to the Purchaser or a Group Company; or

(h)                                 any income, profits or gains to which the payment is attributable were actually earned or received by or actually accrued to a Group Company on or before Completion but were not reflected in the Completion Statement, except to the extent that the benefit of such income profits or gains was not retained by such Group Company at Completion; or

(i)                                     it arises as a consequence of any failure by the Purchaser or a Group Company to comply with any of their respective obligations under paragraphs 9 and 10 of this Schedule; or

(j)                                    it arises as a result of the failure or omission of a Group Company to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Taxation after Completion, the making, giving or doing of which was taken into account in computing the provisions for Taxation in the Completion Statement or was contained in the Disclosed Information and, in each case, was specifically notified to the Purchaser; or

(k)                                 it arises as a result of any voluntary disclaimer after Completion by any Group Company otherwise than at the request of the Seller of the whole or part of any Relief to which it is entitled or by reason of the revocation after Completion by any Group Company otherwise than at the request of the Seller of any claim for Relief made (whether provisionally or otherwise) by it prior to Completion;

(l)                                     it arises as a result of any change after Completion of the date to which a Group Company makes up its accounts or in the bases, methods or policies of accounting of a Group Company other than a change which is reported by the auditors for the time being of a Group Company to be necessary in their opinion because such bases, methods or policies of accounting as at the date of Completion are not in accordance with any generally accepted accounting practice or principle then current; or

(m)                             it would not have arisen (or the liability would have been reduced) but for a cessation, or any change in the nature or conduct, of any trade carried on by a Group Company at Completion, being a cessation or change occurring on or after Completion; or

(n)                                 it relates to transfer taxes (including real estate transfer taxes) for which the Purchaser is liable under subclause 21.2; or

(o)                                 it would not have arisen (or would have been reduced) but for any act, omission, transaction or arrangement carried out by the Seller or any Group Company prior to Completion at the written request or with the written approval of the Purchaser, except where the Purchaser was not, and could not reasonably have been, aware that such act, omission, transaction or arrangement could give rise to such liability.

4.2                               Notwithstanding the provisions of subparagraph 4.1 above, if as a consequence of the Purchaser or any Group Company taking steps to:

(a)                                 put in place after Completion any transaction or arrangement relating to the provision of goods (of whatever nature and whether tangible or intangible) and/or services which are reasonably comparable to those that have been, at any time before Completion, provided pursuant to a transaction or arrangement entered into between a Group Company and a member of the Seller’s Group; or

(b)                                 extinguish or amend (provided such amendments do not have retrospective effect) the terms of any transaction or arrangement subsisting at (or immediately before) Completion between a Group Company and a member of the Seller’s Group (any such amendments including, but not being limited to, replacing the member of the Seller’s Group with a member of the Purchaser’s Group and/or amending the consideration to be provided under such transaction or arrangement), any relevant authority reviews or reconsiders the Tax treatment of any transaction or arrangement that occurred on or before Completion, such steps shall not limit or exclude the liability of the Seller under paragraph 2.

5.                                      OVERPROVISIONS

5.1                               The Seller may by notice, on or before the seventh anniversary of Completion, request the Purchaser to procure that the auditors for the time being of a Group Company report on and certify (at the cost and expense of the Seller) whether in their opinion, a provision for Taxation in the Completion Statement proves to have been, insofar as it relates to a Group Company, too great, except to the extent attributable to:

(a)                                 the availability of a Purchaser’s Relief;

(b)                                 any Transaction occurring or deemed to have occurred after Completion; or

(c)                                  a change of law as described in subparagraph 4.1(e),

each an Overprovision and the Purchaser shall instruct such auditors to deal expeditiously with the production of the report and shall provide, or procure that a Group Company provides, any information or assistance reasonably required for the purpose of enabling the auditors to produce such report.

5.2                               Subject to subparagraph 5.4, the amount of the Overprovision shall:

(a)                                 first be set against any payment then due from the Seller under this Schedule;

(b)                                 to the extent there is an excess, be paid by the Purchaser (subject to a maximum amount equal to the amount which the Seller has already paid under paragraph 2 less any Taxation due (or which would have been due but for the availability of a Purchaser’s Relief) on that payment and less the amount which the Purchaser has already paid under this subparagraph 5.2 or paragraph 7) to the Seller within ten (10) Business Days of the auditors providing written certification of the existence and amount of the Overprovision; and

(c)                                  to the extent there is any further excess, be carried forward and set off against any future payments which become due from the Seller under this Schedule.

5.3                               If any report has been made under subparagraph 5.1 or 5.4, the Seller or the Purchaser may at any time on or before expiry of six months after the seventh anniversary of Completion request (at their own cost and expense) the auditors for the time being of a Group Company to review the report in the light of all relevant circumstances, including any facts which have become known only since that report was made, and to report whether in their opinion the earlier report remains correct or whether, in the light of those circumstances, it should be amended.

5.4                               If following a request under subparagraph 5.3 the auditors issue an amendment to the earlier report and the amount of any Overprovision in respect of which a balancing payment should be made is revised, that revised amount shall be substituted for the amount previously reported and, if an adjusting payment is required by virtue of the substitution, it shall be made by or to the Seller, as the case may be, as soon as practicable, but in any event within five Business Days from the date of the amendment of the report.

6.                                      EFFECT OF DISCHARGE OF CLAIM

For the avoidance of doubt, subject to the terms of this Schedule, the Seller shall remain liable in accordance with the terms of this Schedule notwithstanding that any Taxation giving rise to a liability to make a payment under paragraph 2 is or has been discharged or suffered by a Group Company, whether before or after the Signing Date and whether by payment or by the use of or setting off of any Relief.

7.                                      CORRESPONDING BENEFIT, THIRD PARTY RECOVERIES AND REFUNDS

7.1                               If a Group Company (or any successor to all or any part of its business) or the Purchaser receives at any time before the expiry of six months after the end of the period in subparagraph 6(a) of Schedule 5, a benefit or makes a saving which it would not have received or made but for the circumstances giving rise to a claim under paragraph 2 of this Schedule or under the Tax Warranties, then:

(a)                                 the Purchaser shall procure that full details of the benefit or saving are given to the Seller as soon as reasonably practicable and in any event within 20 Business Days of receipt of the benefit or saving in question;

(b)                                 the Purchaser shall procure that, as soon as reasonably practicable and in any event within 20 Business Days of the date when the benefit is received or saving in question is made (being the date when the Taxation would otherwise have been due to avoid interest or penalties which are not due by virtue of the saving), any payment already made by the Seller in respect of such claim (less any Taxation due (or which would have been due but for the use of a Purchaser’s Relief) and less any amount which has previously been repaid to the Seller pursuant to this paragraph 7 or subparagraph 5.2) is forthwith repaid to the Seller up to the amount of the benefit or saving and that any interest or repayment supplement received relating to the benefit or saving so far as repaid is also forthwith paid to the Seller (less any Taxation due (or which would have been due but for the use of a Purchaser’s Relief)); and

(c)                                  any amount of the benefit or saving (including any interest or repayment supplement) that is not so paid to the Seller shall be carried forward and set off against any future payment or payments which become due from the Seller under paragraph 2 of this Schedule or under the Tax Warranties.

7.2                               If a Group Company or the Purchaser is entitled to receive a benefit or make a saving, as referred to in subparagraph 7.1, it shall use reasonable endeavours to obtain any such benefit or make such saving within a reasonable time.

7.3                               If the Purchaser or a Group Company is or may be entitled at any time before the expiry of six months after the end of the period in subparagraph 6(a) of Schedule 5 to recover from a person (including any Taxation Authority, but excluding the Seller) a sum in respect of any claim which gives rise to a liability on the part of the Seller under this Schedule or under the Tax Warranties, then:

(a)                                 the Purchaser or a Group Company shall give the Seller full details of the entitlement as soon as practicable and in any event within 20 Business Days of the Purchaser or a Group Company becoming aware of those details;

(b)                                 the Purchaser shall at the request of the Seller and at the Seller’s expense take all reasonable steps to recover or to procure the recovery of the sum, keeping the Seller fully informed of the progress of any action taken;

(c)                                  the Purchaser shall as soon as practicable and in any event within ten Business Days of recovery of any sum, pay an amount equal to that sum (less any Taxation due (or which would have been due but for the availability of a Purchaser’s Relief) on that sum) to the Seller (subject to a maximum amount equal to the amount which the Seller has already paid under paragraph 2 less any Taxation due (or which would have been due but for the availability of a Purchaser’s Relief) on that payment and less any amount which has previously been repaid to the Seller pursuant to this paragraph 7 or subparagraph 5.2) plus any interest or repayment supplement received on or in respect of the amount payable to the Seller (less any Taxation due (or which would have been due but for the use of a Purchaser’s Relief)); and

(d)                                 so far as not paid to the Seller, the amount of the sum recovered (including any interest or repayment supplement) shall be carried forward and set against any future payment or payments which become due from the Seller under paragraph 2 of this Schedule or under the Tax Warranties.

7.4                               If a Group Company is or may, at any time on or before the date that is six months after the relevant statutory limitation period for claiming from any Taxation Authority a repayment or credit in respect of Taxation relating to any period ended on or before Completion, be entitled to receive from such Taxation Authority a repayment or credit in respect of Taxation relating to any period ended on or before Completion then:

(a)                                 the Purchaser shall give the Seller full details of the entitlement as soon as practicable and in any event within 20 Business Days of the Purchaser becoming aware of the entitlement arising;

(b)                                 the Purchaser shall at the request of the Seller take reasonable steps to procure that the repayment or credit shall be obtained, keeping the Seller fully informed of the progress of any action taken; and

(c)                                  an amount equal to the repayment or credit (including any repayment supplement or interest) received by the Purchaser or a Group Company less any amount taken into account in the Completion Statement in respect of the repayment or credit shall be paid by the Purchaser to the Seller within five Business Days of receipt.

8.                                      MITIGATION

8.1                               No liability shall arise for the Seller under this Schedule in respect of a liability to Taxation unless, and then only to the extent that, the amount of that liability to Taxation exceeds the Saveable Amount in respect of:

(a)                                 any Seller’s Relief available to mitigate that liability to Taxation; or

(b)                                 any Seller’s Relief which would have been available to mitigate that liability to Taxation had it not been used against one or more Taxation liabilities of a Group Company which do not give rise to a liability for the Seller under this Schedule.

8.2                               The Purchaser shall, if the Seller shall at any time request and at the Seller’s expense, deliver to the Seller a report from a Group Company’s auditors for the time being confirming that in their opinion all relevant Seller’s Reliefs have been used in accordance with subparagraph 8.1.

9.                                      CONDUCT OF TAX AFFAIRS

9.1                               The Purchaser shall cause the Group Companies to procure that:

(a)                                 the Seller (or such professional advisers as the Seller may select) shall have conduct of the Seller’s Conduct Matter (which, for the avoidance of doubt, shall include such matters in respect of any period for which a Company was a member of a fiscal unity for corporate income tax purposes);

(b)                                 the Seller (or its advisers) shall be provided promptly with any information received by the Purchaser or a Group Company, or of which the Purchaser or a Group Company otherwise becomes aware, which may be relevant to the Seller’s Conduct Matter, and with such assistance (including assistance from employees of the Purchaser and a Group Company) and access to such documents and records of, or relating to, a Group Company, as the Seller (or their advisers) may reasonably require in connection with the Seller’s Conduct Matter;

(c)                                  the Group Companies retain for a period of seven years from Completion, or such longer period as is required by applicable law, all books, records and other information (whether stored electronically or otherwise) relating to the Seller’s Conduct Matter;

(d)                                 a Group Company shall promptly authorise, sign and submit to the relevant Taxation Authority such returns and other ancillary information, accounts, statements and reports relating to a Relevant Period and make such claims and elections and give such consents and comply with all procedural requirements in respect of the making or giving of such returns, ancillary information, accounts, statements and reports or such claims, elections or consents as the Seller (or its advisers) may, in its absolute discretion, direct in writing provided that a Group Company shall not be required to authorise, sign or submit any document which it considers in its reasonable opinion to be false or misleading in a material respect or which it considers, in the Group Company’s reasonable opinion, adopts a position (other than a position that is substantially consistent with the past practice of a Group Company) that will have a materially prejudicial effect on the Tax liability of a Group Company or the Group in respect of a tax period or part of a tax period after Completion;

(e)                                  a Group Company shall not do any act or thing (including, in particular, the carry-back of losses from accounting periods ending after Completion) after Completion which:

(i)                                     might affect a Group Company’s ability to make claims for allowances or Reliefs in respect of any Relevant Period; or

(ii)                                  would reduce or extinguish any Relief or allowance relating to any Relevant Period; and

(f)                                   a Group Company shall not (unless so directed in writing by the Seller) amend, disregard, withdraw or disclaim any elections, claims or benefits in respect of any Relevant Period.

9.2                               Subject to subparagraph 9.3, if the Seller directs a Group Company to make a payment on account to any Taxation Authority in respect of any matter over which the Seller has conduct pursuant to this paragraph 9 and the Seller has paid an equivalent amount to the Purchaser, the Purchaser shall or shall procure that a Group Company shall, make the payment to the relevant Taxation Authority within two Business Days of the Purchaser receiving the full amount from the Seller. If the Seller makes a payment to the Purchaser as contemplated by this subparagraph, unless such payment is a Disputed Tax Payment (in which case the provisions of subparagraph 3(d) shall apply), such payment shall, to the extent of the payment, be deemed to discharge the liability of the Seller to the Purchaser under paragraph 2 or for breach of the Tax Warranties (as applicable), in respect of such liability.

9.3                               The Purchaser shall not be, nor shall any Group Company be, obliged to take any action pursuant to this paragraph 9 which involves contesting a Seller’s Conduct Matter beyond the first appellate body beyond the Taxation Authority in the jurisdiction concerned, unless the Seller furnishes the Purchaser with the written opinion of Tax counsel of at least ten years’ call to the effect that having been provided with all material relevant information and documents, such action constitutes a reasonable course of action, provided that if that relevant Seller’s Conduct Matter relates to transfer pricing, the Seller shall also be required to seek advice from, and furnish the Purchaser with a copy of the written advice of, an economic consultant reasonably acceptable to the Purchaser in respect of such matter. Tax counsel (and, where relevant the economic consultant) shall be instructed by the Seller and at the Seller’s expense but the Seller shall promptly provide the Purchaser with a copy of instructions and take account of the Purchaser’s reasonable comments thereon and give the Purchaser or its representative a reasonable opportunity to attend any conference with such counsel.

9.4                               The Seller shall procure that:

(a)                                 the Purchaser is kept informed so far as practicable of the progress of all material matters relating to the Taxation affairs of the Group Companies in relation to the Seller’s Conduct Matter;

(b)                                 the Purchaser receives copies of all written correspondence to or from any Taxation Authority insofar as it is relevant to the Seller’s Conduct Matter; and

(c)                                  the Purchaser receives a copy of any document submitted by the Seller to a Taxation Authority in relation to the Seller’s Conduct Matter promptly following such submission.

9.5                               Subject to subparagraphs 9.6 to 9.8 and the provisions of paragraph 10, the Purchaser and its advisers shall have sole conduct of all tax affairs of a Group Company other than a Seller’s Conduct Matter.

9.6                               Where any computation, return, ancillary information, statements, reports or accounts is or are required to be submitted for, or in respect of, the Straddle Period, a draft shall be submitted by the Purchaser to the Seller marked for the attention of the company secretary (or such advisers as they shall nominate) at least 20 Business Days before its intended submission to any Taxation Authority and the Seller and its advisers shall be given reasonable access to all information necessary to determine its accuracy.  In addition, the Seller shall be kept informed by the Purchaser of any negotiations regarding the Taxation liabilities of a Group Company relating to the Straddle Period and for which the Seller may be liable under paragraph 2 of this Schedule and before any agreement in respect of those Taxation liabilities is reached with such authority, details of the proposed agreement shall be given by the Purchaser to the Seller at least 15 Business Days before the proposed conclusion of such agreement.

9.7                               If the Purchaser receives within 10 Business Days of the Seller receiving any draft computation, draft return, draft ancillary information, draft statements, draft reports, draft accounts, details of negotiations or proposed agreements referred to in subparagraph 9.6 any representations from the Seller, those representations shall, to the extent that they are reasonable, be reflected in the computations, returns, ancillary information, statements, reports, accounts, negotiations or agreement with the relevant Taxation Authority.

9.8                               If the parties, having negotiated in good faith for a period of 10 Business Days, fail to reach agreement as to whether the representations made by the Seller are reasonable, either the Seller or the Purchaser may refer the matter for determination by a member of a firm of chartered accountants who is also a member of the Chartered Institute of Taxation in the United Kingdom (the Expert).  The Expert shall be appointed either by agreement between the parties or (if they do not agree within five Business Days of the party wishing to make the reference notifying the other of the proposed reference) on the application of either the Seller or the Purchaser to the President for the time being of the Chartered Institute of Taxation or (in the absence of an appointment by the President for the time being of the Chartered Institute of Taxation) on the application by either the Seller or the Purchaser to the President for the time being of the Law Society.  The Expert shall decide the matter in question as an expert (and not as an arbitrator) and his decision shall be final, except in the case of manifest error.  Both parties shall make all relevant information available to the Expert.  The costs of the Expert shall be borne by the parties in such proportions as the Expert considers to be fair and reasonable in all the circumstances.

10.                               CONDUCT OF TAX CLAIMS

10.1                        If the Purchaser or a Group Company receives any letter, enquiry, notice, demand, determination, assessment or other document, or a Taxation Authority takes any action, from which it appears that a Group Company may incur or suffer a Potential Liability, or if the Purchaser or a Group Company is, or becomes, aware of any fact which affects, or which may affect, any assessment which may give rise to a Potential Liability, the Purchaser shall or shall procure that a Group Company shall, notify the Seller of the relevant facts as soon as practicable and in any case involving an assessment with a time limit for appeal at least ten Business Days before the expiry of that time limit and in any other case, in any event within 20 Business Days of receipt thereof.

10.2                        On the giving of the notice referred to in subparagraph 10.1, the Seller shall be entitled at any time to elect that subparagraphs 9.1(a) and 9.1(b) shall apply to the Potential Liability as if it were a Seller’s Conduct Matter and shall be entitled to resist the Potential Liability in the name of a Group Company and have the conduct of any appeal, dispute, compromise or defence of the Potential Liability and of any incidental negotiations relating thereto, subject to the Seller having indemnified the Purchaser and each relevant Group Company to their reasonable satisfaction against all charges, costs and expenses which they may incur in resisting the Potential Liability and in complying with their obligations under subparagraph 9.1(b).

10.3                        Where, pursuant to subparagraph 10.2, the Seller has elected for subparagraphs 9.1(a) and 9.1(b) to apply to a Potential Liability as if it were a Seller’s Conduct Matter, The Seller shall procure that:

(a)                                 the Purchaser is kept informed so far as practicable of the progress of all material matters relating to the Taxation affairs of the Group Companies in relation to the Seller’s Conduct Matter;

(b)                                 the Purchaser receives copies of all written correspondence to or from any Taxation Authority insofar as it is relevant to the Seller’s Conduct Matter; and

(c)                                  the Purchaser receives a copy of any document submitted by the Seller to a Taxation Authority in relation to the Seller’s Conduct Matter promptly following such submission.

10.4                        Where the Seller has not elected to assume conduct of the Potential Liability pursuant to subparagraph 10.2 or has so elected but has not yet indemnified the Purchaser or a Group Company in accordance with subparagraph 10.2, the provisions of subparagraphs 10.5 to 10.10 apply insofar as relevant to the Potential Liability.

10.5                        Where any correspondence, return, ancillary information, statements, reports, accounts or other documentation is or are required to be submitted to a Taxation Authority in relation to a Potential Liability, the Purchaser shall procure that a draft shall be submitted to the Seller using the notice details specified in subclause 17.1 (or such other person or advisers as the Seller shall nominate) at least 15 Business Days before its intended submission (or if there is a statutory or administrative time limit for submitting such correspondence, return, ancillary information, statements, reports, accounts or other documentation, such draft shall be sent to the Seller as aforesaid at such time as is reasonable in the circumstances, before its intended submission).

10.6                        The Purchaser shall procure that the Seller shall be kept fully informed of any negotiations regarding the tax liabilities of a Group Company relating to the Potential Liability and that the Seller is provided with:

(a)                                 a copy of all correspondence or other documentation received by the Purchaser or a Group Company (including a note of any material communications or discussions not in written form) in respect of a Potential Liability within ten Business Days of receipt (or such communications or discussions taking place, as appropriate); and

(b)                                 notification of any proposed meeting with the relevant Taxation Authority, together with an agenda for that meeting as soon as reasonably practicable.  Where any such meeting is to take place between the Purchaser or a Group Company and the relevant Taxation Authority, the Seller shall be entitled to send a representative to that meeting.

10.7                        The Purchaser shall procure that the Seller and its advisers shall be given reasonable access to such information and provided with such assistance (including assistance from employees of the Purchaser and a Group Company and access to any external advisors appointed by the Purchaser) as is reasonable and necessary to determine the accuracy or to review any correspondence, return, ancillary information, statements, reports, accounts submitted to it pursuant to subparagraph 10.5 above or to consider any action proposed to be taken by a Group Company, including any proposed negotiation, agreement or compromise in relation to any Potential Liability.

10.8                        If the Seller sends to the Purchaser any written requests for documents or any written requests for responses to any questions in respect of a Potential Liability, the Purchaser shall, provided such requests are reasonable, provide such documentation or answer such questions (which answers shall be in written form), as the case may be, within 10 Business Days of receipt of such request or question.

10.9                        If, within 15 Business Days (or such lesser time as is reasonable if there is a statutory or administrative time limit for making submissions to the relevant Taxation Authority) of receiving any draft computation, return, ancillary information accounts or correspondence or details of negotiations or proposed agreements or compromises referred to in the subparagraphs above, the Seller makes any representations to the Purchaser those representations shall, except to the extent that they are unreasonable, be reflected in such tax computations, returns, ancillary information, statements, reports, accounts; or

correspondence, negotiations, agreements or compromises.  If the Seller does not make any representations in the appropriate time as referred to above, or if it makes such representations which are reflected in such revised drafts, the Seller shall be deemed to have agreed the contents of such drafts and the Purchaser shall be free to make such submissions to the relevant Taxation Authority.

10.10                 If the parties, having negotiated in good faith for a period of 10 Business Days, fail to reach agreement as to whether the representations made by the Seller are unreasonable, the provisions of subparagraph 9.8 shall apply as if the representations were in respect of the tax affairs of a Group Company during the Straddle Period.

10.11                 The Purchaser will not, and will procure that a Group Company will not, compromise or settle any Potential Liability or agree any matter which may affect the outcome of any dispute or negotiation with any Taxation Authority in relation to any Potential Liability without the written consent of the Seller, such consent not to be unreasonably withheld or delayed.

10.12                 Neither the Purchaser nor any Group Company shall be required by this paragraph 10 to take any action which it reasonably considers will be materially prejudicial to the Tax affairs at any time after Completion of any Group Company or any member of the Purchaser’s Group, save that nothing in this subparagraph 10.12 shall allow the Purchaser or a Group Company to refuse to take a position in respect of a Relevant Period or the pre-Completion portion of the Straddle Period that is substantially consistent with the past practice of a Group Company.